EXHIBIT 10.1

Stock Purchase Agreement

Among

Wise Acquisition Corp.,

Chanticleer Holdings, Inc. (solely for purposes of Section 5.11, Section 6.5, and Article 10),

Sellers that are party hereto,

Brandon Realty Venture, Inc., as Seller Representative

and

the Acquired Companies.

as of March 7, 2008

i

	3.30	Disclaimer	57

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		58
	4.1	Organization and Good Standing	58
	4.2	Authority; No Conflict	58
	4.3	Investment Intent	58
	4.4	Brokers or Finders	59
	4.5	Acknowledgment	59
	4.6	Chanticleer Organization and Good Standing	59
	4.7	Chanticleer Authority; No Conflict	59
	4.8	Capitalization	59
	4.9	Securities Matters	60
	4.10	No Material Adverse Effect	60

5.	COVENANTS OF SELLERS AND THE ACQUIRED COMPANIES		60
	5.1	Access and Investigation	60
	5.2	Operation of the Businesses of the Acquired Companies	60
	5.3	Required Approvals	62
	5.4	Notification	63
	5.5	Payment of Indebtedness by Related Persons	63
	5.6	No Negotiation	63
	5.7	Insurance	64
	5.8	Employee Matters	64
	5.9	Charity Commitments	64
	5.10	Commercially Reasonable Efforts	65
	5.11	Assistance with Financing	65
	5.12	Shares Held in Trust	66
	5.13	Powers of Attorney	66

6.	COVENANTS OF BUYER		66
	6.1	Approvals of Governmental Bodies	66
	6.2	Commercially Reasonable Efforts	66
	6.3	Notification	67
	6.4	Board of Directors	67
	6.5	SEC Filings and Reports	67
	6.6	Registration Rights	68
	6.7	Refunds and Rebates	68

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		68
	7.1	Accuracy of Representations	68
	7.2	Sellers’ Performance	69
	7.3	Consents	69
	7.4	Additional Documents	69
	7.5	No Proceedings	69
	7.6	No Claim Regarding Stock Ownership or Sale Proceeds	70
	7.7	No Prohibition	70
	7.8	Financing	70

	7.9	Acquired Companies Performance	70
	7.10	Employment Agreements	70
	7.11	Sale Bonus Payment Releases	70

8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		70
	8.1	Accuracy of Representations	71
	8.2	Buyer’s Performance	71
	8.3	Additional Documents	71
	8.4	No Proceedings	71
	8.5	No Prohibition	71

9.	TERMINATION		72
	9.1	Termination Events	72
	9.2	Effect of Termination	72

10.	INDEMNIFICATION; REMEDIES		72
	10.1	Survival; Right to Indemnification Not Affected by Knowledge	72
	10.2	Indemnification and Payment of Damages by Sellers	73
	10.3	Indemnification and Payment of Damages by an Individual Seller	74
	10.4	Indemnification and Payment of Damages by Buyer and Chanticleer	74
	10.5	Exclusive Remedy	74
	10.6	Time Limitations	75
	10.7	Other Limitations	75
	10.8	Procedure for Indemnification--Third Party Claims	76
	10.9	Procedure for Indemnification--Other Claims	78
	10.10	Tax Matters	78

11.	SELLER REPRESENTATIVE		83
	11.1	Appointment	83
	11.2	Authority	83
	11.3	Authorized Actions	83
	11.4	Resignation and Removal	84

12.	GENERAL PROVISIONS		84
	12.1	Expenses	84
	12.2	Public Announcements	84
	12.3	Notices	84
	12.4	Jurisdiction; Service of Process	87
	12.5	Further Assurances	87
	12.6	Waiver	87
	12.7	Entire Agreement and Modification	87
	12.8	Assignments, Successors, and No Third-Party Rights	88
	12.9	Severability	88
	12.10	Section Headings, Construction	88
	12.11	Governing Law	88
	12.12	Legal Representation.	88
	12.13	Counterparts	89

EXHIBITS TO AGREEMENT	Attached

DISCLOSURE SCHEDULE	Attached

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of March 7, 2008, by and among Wise Acquisition Corp., a Delaware corporation (“Buyer”), Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) (solely for purposes of Section 5.11, Section 6.5, and Article 10), Hooter’s, Inc., a Florida corporation (“HI”), the other companies listed on Exhibit A hereto (together with HI, the “Acquired Companies”), the selling stockholders of the Acquired Companies listed on Exhibit B hereto (each a “Seller” and, collectively, “Sellers”) and Brandon Realty Venture, Inc., a Florida corporation, as “Seller Representative.”

RECITALS

WHEREAS, all of the outstanding shares of capital stock of the Acquired Companies listed on Exhibit C hereto that are corporations (other than HG and HMC) are owned by Sellers as shown on Exhibit 2.2(a) hereto;

WHEREAS, all of the outstanding shares of capital stock of HGHC and HMHC are owned by Sellers;

WHEREAS, all of the outstanding shares of capital stock of HG are owned by HGHC and all of the outstanding shares of capital stock of HMC are owned by HMHC; and

WHEREAS, (a) Sellers who own all of the issued and outstanding shares of capital stock of HI desire to sell all of such shares to Buyer, and Buyer desires to purchase such shares of HI, (b) Sellers who own all of the issued and outstanding capital stock of the Acquired Companies that are corporations, other than HI, HG and HMC, desire to sell such shares to HI, and HI desires to purchase such shares from such Sellers, (c) Sellers who own all of the issued and outstanding shares of capital stock of HGHC desire to cause HGHC to sell to HI, and HI desires to purchase from HGHC, all of the outstanding shares of capital stock of HG, and (d) Sellers who own all of the issued and outstanding shares of capital of HMHC desire to cause HMHC to sell to HI, and HI desires to purchase from HMHC, all of the outstanding shares of capital stock of HMC (the shares of stock described in clauses (a), (b) and (c) being collectively called the “Shares”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“1999 Agreement”—as defined in Section 3.14(a)(i).

“2001 Agreement”—as defined in Section 3.14(a)(i).

“2004 and 2005 Balance Sheets”—as defined in Section 3.4.

“2004 and 2005 Financial Statements”—as defined in Section 3.4.

“2006 Balance Sheet”—as defined in Section 3.4.

“2006 Financial Statements”—as defined in Section 3.4.

“2007 Financial Statements”—the audited combined balance sheets of HI and certain other related entities as at December 30, 2007 and the related audited combined statements of income, changes in stockholders’ equity, and cash flow for the fiscal year ended December 30, 2007.

“Acquired Companies”—as defined in the Preamble of this Agreement.

“Acquired Companies Accounting Practices and Procedures”—the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Acquired Companies in the preparation of the 2006 Financial Statements.

“Acquired Companies Initial EBITDA”— the sum of the EBITDA for the fiscal year ended December 30, 2007 of each of the Acquired Companies, except the New Store, set forth as “Acquired Companies Initial EBITDA” in Exhibit J.

“Acquired Companies Final EBITDA”—the sum of the EBITDA for the fiscal year ended December 30, 2007 of each of the Acquired Companies, except the New Store, as finally determined pursuant to Section 2.7(a).

“Acquired Companies’ Release”—as defined in Section 2.4(b)(ii)(D).

“Acquisition Transaction”—as defined in Section 5.6.

“Adjusted Percentage Share”— for each Seller, the percentage set forth as such Seller’s “Adjusted Percentage Share” in Exhibit I.

“Adjustment Draw”—as defined in Section 2.8(d).

“Advertising Assumption Agreement”—as defined in Section 2.4(a)(ii)(M).

“Affiliate”—of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Purchase Price”—the amount equal to (a) the Initial Cash Purchase Price, as adjusted by the adjustments, if any, under Section 2.5 and Section 2.7, plus (b) the Stock Purchase Price, as adjusted by the adjustments, if any, under Section 2.7, plus (c) the New Store Purchase Price.

“Agreement”—as defined in the Preamble of this Agreement.

“Assumption Agreement”—as defined in Section 2.4(a)(ii)(H).

“Authorized Action”—as defined in Section 11.3.

“BofA Agreement”—as defined in Section 2.4(a)(xii).

“Brandon Realty”—Brandon Realty Venture, Inc., a Florida corporation.

“Brandon Lease Companies”—Hooters of Aurora, Inc., Hooters of Brandon, Inc., Hooters of Downers Grove, Inc., HG, Hooters of Joliet, Inc., HPRI, Hooters on Roosevelt, Inc. and Hooters of Spring Hill, Inc.

“Breach”—means an inaccurate representation or a breach of a warranty, covenant, obligation, or other provision of this Agreement or any certificate of a party to this Agreement delivered to the other party (or other parties) at the Closing will be deemed to have occurred if there is or has been any breach of, or any failure to perform or comply with, such warranty, covenant, obligation, or other provision.

“Buyer”—as defined in the Preamble of this Agreement.

“Buyer Indemnified Persons”—as defined in Section 10.2.

“Buyer’s Advisors”—as defined in Section 5.1.

“Buyer’s EBITDA Objections Statement”—as defined in Section 2.7(a)(i).

“Buyer’s EBITDA Statement”—as defined in Section 2.7(a)(ii).

“Cap”—as defined in Section 10.7(b).

“Cash Percentage”— for each Seller, the percentage set forth as such Seller’s “Cash Percentage” in Exhibit K.

“Chanticleer”— as defined in the Preamble of this Agreement.

“Chanticleer Charter”—as defined in Section 4.6.

“Chanticleer Common Stock”—as defined in Section 2.2(b).

“Chanticleer Material Adverse Change”—any change or event that has had, or would reasonably be expected to have, individually or in the aggregate, an effect materially adverse to the business, condition (financial or otherwise), or results of operations of Chanticleer and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Chanticleer Material Adverse Change: any adverse change, event, development, or effect arising from, resulting from or relating to (a) general business or economic conditions, but only to the extent any such change, event, development, or effect does not disproportionately impact Chanticleer and its Subsidiaries, (b) conditions within the industry in which Chanticleer and its Subsidiaries conduct business, but only to the extent any such change, event, development, or effect does not disproportionately impact Chanticleer and its Subsidiaries, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (d) any change in accounting principles, rules or procedures announced by the Financial Accounting Standards Board.

“Chanticleer Shares”—as defined in Section 2.2(b).

“Charity Commitments”—as defined in Section 5.9.

“Closing”—as defined in Section 2.3(a).

“Closing Date”—as defined in Section 2.3(a).

“Code”—the Internal Revenue Code of 1986, as amended, and regulations and rules issued pursuant to that Code or any successor law.

“Consent”—any approval, consent, ratification, waiver, notice, or other authorization (including any Governmental Authorization).

“Consulting Termination Agreement”—the Agreement of Termination, dated as of April 23, 2007, by and among Edward Droste, the Acquired Companies and certain Affiliates of the Acquired Companies.

“Contemplated Transactions”—the following transactions contemplated by this Agreement:

(a)  the sale of the Shares by Sellers to Buyer or HI, and the purchase of such Shares by Buyer or HI, as specified in this Agreement;

(b)  the receipt and ownership of shares of Chanticleer Common Stock by Option 1 Sellers under the terms of this Agreement; and

(c)  the execution, delivery, and performance of the Lease Agreements, the Noncompetition Agreements, the Employment Agreements, the Assumption Agreement, the Advertising Assumption Agreement, the Marketing Services Agreement and the Transition Services Agreement.

“Contract”—any agreement, contract, license, sublicense, covenant not to compete, exclusivity arrangement, obligation, promise, or undertaking (whether written or oral and whether express or implied) (a) that is legally binding on any of the Acquired Companies, (b) under which any Acquired Company has or may acquire or license any rights, (c) under which any Acquired Company has or may become subject to any obligation or liability, or (d) by which any Acquired Company or any of the assets owned, licensed or used by it is or may become bound.

“Damages”—as defined in Section 10.2.

“Deductible”—as defined in Section 10.7(a).

“Di Giannantonio Revocable Trust”—in the case of (a) Gilbert Di Giannantonio, the Gilbert Di Giannantonio Revocable Trust dated October 30, 1997 (as amended), FBO Gilbert Di Giannantonio, of which Gilbert Di Giannantonio and Paulette Di Giannantonio are co-trustees, or (b) Paulette Di Giannantonio, the Paulette Di Giannantonio Revocable Trust dated October 30, 1997 (as amended), FBO Paulette Di Giannantonio, of which Paulette Di Giannantonio is trustee.

“Disclosure Schedule”—the disclosure schedule attached to this Agreement. When the term “Disclosure Schedule” is used in reference to a Seller or Sellers, it shall mean the Disclosure Schedule that pertains to Article 3 of this Agreement, and when such term is used in reference to Buyer, it shall mean the Disclosure Schedule that pertains to Article 4 of this Agreement.

“Dispute Independent Auditor”—as defined in Section 2.5(a).

“EBITDA”—the earnings before interest expense, income tax, depreciation and amortization, with the adjustments set forth in Exhibit D.

“EBITDA Adjustment Amount”—as defined in Section 2.7(c).

“EBITDA Deficiency Adjustment Amount”—as defined in Section 2.7(b)

“EBITDA Excess Adjustment Amount”—as defined in Section 2.7(b)

“EBITDA Multiple”—for each Seller, the number set forth opposite such Seller’s name in Exhibit H.

“Edward Droste Release”—as defined in Section 2.4(a)(vii).

“Employment Agreements”—as defined in Section 7.10.

“Encumbrance”—any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, mortgage, challenge to title, chain of title defect, revocation right, termination right, reversionary interest, reservation of rights, right of first or last negotiation, refusal or offer, or restriction of any kind, including any restriction on use, voting, transfer, receipt of royalties, fees or other income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)  protecting human health;

(b)  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(c)  preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(d)  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(e)  assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(f)  protecting resources, species, or ecological amenities;

(g)  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(h)  cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(i)  making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Permits”—all Governmental Authorizations pursuant to Environmental Laws.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)  fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“ERISA”—as defined in Section 3.10(a).

“ERISA Affiliate”—as defined in Section 3.10(f).

“Estimated Net Working Capital”—as defined in Section 2.1(a).

“Estimated New Store Purchase Price”—as defined in Section 2.6(a).

“Exchange Act”—the Securities Exchange Act of 1934, as amended, and regulations and rules issued pursuant to that act or any successor law.

“Facilities”—any real property, leaseholds, or other interests owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles) owned or operated by any Acquired Company.

“Final Allocation”—as defined in Section 10.10(h)(iii).

“Financial Statements”—as defined in Section 3.4.

“Financing”—as defined in Section 7.8.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the 2006 Financial Statements were prepared.

“Governmental Authorizations”—all:

permits;

licenses (including, but not limited to, licenses to sell alcoholic beverages);

authorizations; and

approvals;

issued by any Governmental Bodies.

“Governmental Body”—any federal, state, local, municipal or other government (including any governmental division, subdivision, department, agency, authority, bureau, branch, office, commission, council, board, instrumentality, official, representative, organization, unit, body, or entity).

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may materially adversely affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HG”—Hooters on Golf, Inc., a Florida corporation.

“HG Shares”—all of the issued and outstanding shares of capital stock of HG.

“HGHC”—Hooters on Golf Holding Co., a Florida corporation.

“HGLC”—Hooters on Golf Land Co., a Florida corporation.

“HI”—as defined in the Preamble of this Agreement.

“HI Acquisition”—as defined in Section 2.2(a).

“HI Limited Partnership”—HI Limited Partnership, a Florida limited partnership.

“HI Shares”—all of the issued and outstanding shares of capital stock of HI.

“HMC”—Hooters Management Corporation, a Florida corporation.

“HMC Shares”—all of the issued and outstanding shares of capital stock of HMC.

“HMHC”—Hooters Management Holding Co., a Florida corporation.

“HMLC”—Hooters Management Land Co., a Florida corporation.

“HOA”—as defined in Section 3.14(a)(i).

“HOA Agreements”—as defined in Section 3.14(a)(i).

“HOA Acquisition Transaction”—any transaction involving the acquisition of a substantial portion of the business, assets or capital stock of HOA or its material Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving HOA or its material Subsidiaries.

“Hooters Trademarks”—the trademarks and service marks listed in Exhibit F.

“HPRI”—Hooters of Port Richey, Inc., a Florida corporation.

“HPRI Dock Landlord”—as defined in Section 2.4(a)(xi).

“HPRI Dock Lease”—as defined in Section 2.4(a)(xi).

“Illinois Land Trust”—Trust Number 3386, an Illinois Land Trust.

“Indebtedness”—without duplication, (a) obligations created, issued, or incurred by an Acquired Company for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person and including all accrued interest and any termination fees or prepayment penalties); (b) obligations of an Acquired Company to pay the deferred purchase or acquisition price of property, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the Ordinary Course of Business; (c) indebtedness of others secured by a lien on the property of an Acquired Company, whether or not the indebtedness so secured has been assumed by such Acquired Company, excluding, if such Acquired Company is the lessee of property (whether pursuant to an operating lease or capital lease), liens on such property securing indebtedness of the lessor; (d) amounts drawn on letters of credit, surety bonds or similar obligations of an Acquired Company and not repaid to the issuer of the letter of credit, surety bond or similar obligation as of or immediately prior to the Closing; (e) capital lease obligations of an Acquired Company; and (f) indebtedness of others guaranteed by such Person to the extent of the amount of such indebtedness that such Person has agreed to guarantee; provided, however, that Indebtedness shall not include any items assumed under the Assumption Agreement.

“Indebtedness Payoff Amount”—the amount required to repay all Indebtedness of the Acquired Companies outstanding as of immediately prior to the Closing.

“Independent Auditor”—as defined in Section 3.4.

“Initial Adjustment Amount”—as defined in Section 2.1(b).

“Initial Cash Purchase Price”—the total amount of cash to be paid to the Sellers under Section 2.2(b)(i).

“Initial Payment Certificate”—as defined in Section 2.1(a).

“Intellectual Property”—all of the following in any jurisdiction throughout the world: (a) all patents; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, together with all applications, registrations, and renewals in connection therewith; (c) all corporate names; (d) all Internet domain names and website addresses; (e) all rights to telephone numbers; (f) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (g) all trade secrets and confidential business information (not including any trade secrets or confidential business information that has become publicly known, or generally known within the restaurant industry or any segment of the restaurant industry, or known by any competitor of any of the Acquired Companies without an express disclosure of such trade secret or information by any of the Acquired Companies); (h) all rights to use the names and likenesses of natural persons and so called “publicity rights”; and (i) all computer software (including data and related documentation).

“Interim Balance Sheet”—as defined in Section 3.4.

“Interim Financial Statements”—as defined in Section 3.4.

“Investment Company Act”—the Investment Company Act of 1940, as amended, and regulations and rules issued pursuant to that act or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—

(a)  A Seller will be deemed to have “Knowledge” of a particular fact or other matter if such individual is a director of any Acquired Company and is actually aware of such fact or other matter.

(b)  The Acquired Companies will be deemed to have “Knowledge” of a particular fact or other matter if Neil Kiefer or Bruce Clark is actually aware of such fact or other matter or if Neil Kiefer or Bruce Clark could be expected to discover or otherwise become aware of such fact or other matter if Neil Kiefer or Bruce Clark, acting within the scope of his duties to the Acquired Companies, had conducted a reasonable investigation within the Acquired Companies concerning the existence of such fact or other matter (taking into account, in determining whether a reasonable investigation has been made, the nature and size of the Acquired Companies and the customary reporting relationships within the Acquired Companies).

“Lease Agreements”—as defined in Section 2.4(a)(iv).

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Letter of Credit”—as defined in Section 2.8.

“license”—license or sublicense, whether or not capitalized.

“Marketing Services Agreement”—as defined in Section 2.4(c).

“Material Adverse Change”—any change or event that has had, or would reasonably be expected to have, individually or in the aggregate, an effect materially adverse to the business, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole, or on the ability of any of the Acquired Companies or Sellers to consummate the Contemplated Transactions or to perform any of their respective material obligations under this Agreement or other transaction documents with respect to this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: any adverse change, event, development, or effect arising from, resulting from or relating to (a) general business or economic conditions, but only to the extent any such change, event, development, or effect does not disproportionately impact the Acquired Companies, (b) conditions within the industry in which the Acquired Companies conduct business, but only to the extent any such change, event, development, or effect does not disproportionately impact the Acquired Companies, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (d) any change in accounting principles, rules or procedures announced by the Financial Accounting Standards Board.

“Multiemployer Plan”—as defined in Section 3.10(f).

“Net Working Capital”— the result of (i) the sum of all current assets of the Acquired Companies (excluding any assets assigned under the Assumption Agreement), minus (ii) the sum of all current liabilities (excluding Indebtedness and the items assumed under the Assumption Agreement) of the Acquired Companies, in each case determined in accordance with GAAP applied on a basis consistent with the Acquired Companies Accounting Practices and Procedures, as adjusted to remove those items which as a result of the consummation of the transactions contemplated by this Agreement would not be included as a current asset or current liability on the consolidated balance sheet of Buyer and its Subsidiaries immediately after the Closing. For the avoidance of doubt, the Sellers’ Expenses shall not be deemed to be a current liability of the Acquired Companies.

“Net Working Capital Adjustment Amount”—as defined in Section 2.5(c).

“Net Working Capital Objections Statement”—as defined in Section 2.5(a).

“Net Working Capital Statement”—as defined in Section 2.5(a).

“New Store”—the Restaurant owned and operated by Hooters of Melrose Park, Inc. pursuant to a valid and enforceable license to use the Hooters Trademarks and operate it as a Hooters restaurant.

“New Store Adjusted Percentage Share”— for each Seller, the percentage set forth as such Seller’s “New Store Adjusted Percentage Share” in Exhibit E.

“New Store End Date”—the last day of the New Store Period.

“New Store Objections Statement”—as defined in Section 2.6(a).

“New Store Payment”—as defined in Section 2.6(b).

“New Store Period”—the first 13 full four week reporting periods completed after the New Store first opened for business to the public.

“New Store Purchase Price”—the amount equal to the product of (a) the New Store Weighted Average EBITDA Multiple, multiplied by (b) the New Store’s EBITDA for the New Store Period.

“New Store Statement”—as defined in Section 2.6(a).

“New Store Weighted Average EBITDA Multiple”—the number set forth as “New Store Weighted Average EBITDA Multiple” in Exhibit L.

“Noncompetition Agreements”—as defined in Section 2.4(a)(i)(C).

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Option 1 Seller”—a Seller that will receive cash consideration and Chanticleer Common Stock consideration in accordance with Exhibit 2.2(b)(ii).

“Option 2 Seller”—a Seller that will receive only cash consideration in accordance with Exhibit 2.2(b)(ii).

“Order”—any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator and any settlement or agreement which the parties thereto have agreed shall be administered or enforced by a court or arbitral body.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited partnership agreement and the certificate of limited partnership of a limited partnership; and (c) any amendment to any of the foregoing.

“Ownership Interests”—the Shares and the Partnership Interests.

“Partnership Interests”—the partnership interests of Hooters of Manhattan, Ltd.

“Percentage Share”—for each Seller, the percentage set forth as such Seller’s “Percentage Share” in Exhibit G.

“Permitted Encumbrances”—as defined in Section 3.6.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, organization, or other entity (but not including a Governmental Body).

“Proceeding”—any action, arbitration, audit, hearing, investigation, mediation, suit or other litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, court, arbitrator or mediator.

“Proposed Allocation”—as defined in Section 10.10(h)(iii).

“Proprietary Rights Agreement”—as defined in Section 3.17(b).

“Ranieri Revocable Trust”—in the case of (a) Eleanor Ranieri, the Eleanor Ranieri Revocable Living Trust dated December 19, 1991 (as amended), of which Eleanor Ranieri and William Ranieri are co-trustees, or (b) William Ranieri, the William R. Ranieri Revocable Living Trust dated December 19, 1991 (as amended), of which Eleanor Ranieri and William Ranieri are co-trustees.

“Related Person”—any member of an individual’s immediate family or Affiliate thereof.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Remaining Companies Acquisition”—as defined in Section 2.2(a).

“Remaining Companies Interests”—all of the Shares (other than the issued and outstanding shares of capital stock of HI).

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, prospective lenders, and financial advisors.

“Required Financial Information”—as defined in Section 5.11.

“Restaurants”—the restaurants operated by the Acquired Companies or an Affiliate of the Acquired Companies.

“Sale Bonus Payment Releases”—as defined in Section 7.11.

“Sale Bonus Payments”—amounts owed to each of Neil Kiefer, Bruce Clark and Sal Melilli under his Sale Participation Agreement.

“Sale Participation Agreement”— in the case of (a) Neil Kiefer, an Amended and Restated Sale Participation Agreement, dated October 13, 1999, by and among, inter alia, HMC and Neil Kiefer, (b) Bruce Clark, an Amended and Restated Sale Participation Agreement, dated October 13, 1999, by and among, inter alia, HMC and Bruce Clark, or (c) Sal Melilli, a Sale Participation Agreement, dated September 12, 2006, by and among, inter alia, HMC and Sal Melilli.

“SEC”—the Securities and Exchange Commission.

“Section 338 Allocation Forms”—as defined in Section 10.10(h)(iii).

“Section 338 Election Forms”—as defined in Section 10.10(h)(ii).

“Section 338 Elections”—as defined in Section 10.10(h)(i).

“Securities Act”—the Securities Act of 1933, as amended, and regulations and rules issued pursuant to that act or any successor law.

“Seller(s)”—as defined in the Preamble of this Agreement.

“Seller Indemnified Persons”—as defined in Section 10.4.

“Seller Individual Representations”—as defined in Article 3.

“Seller Representative”—as defined in the Preamble of this Agreement.

“Seller Revocable Trust”—in the case of (a) Gilbert Di Giannantonio, his Di Giannantonio Revocable Trust, (b) Paulette Di Giannantonio, her Di Giannantonio Revocable Trust, (c) Susan G. Johnson, The Susan G. Johnson Revocable Living Trust dated September 7, 2006, of which Susan G. Johnson is trustee, (d) Eleanor Ranieri, her Ranieri Revocable Trust, or (e) William Ranieri, his Ranieri Revocable Trust.

“Sellers’ Closing Documents”—as defined in Section 3.2(a).

“Sellers’ EBITDA Objections Statement”—as defined in Section 2.7(a)(ii).

“Sellers’ EBITDA Statement”—as defined in Section 2.7(a)(i).

“Sellers’ Expenses”—all fees and expenses payable to the Acquired Companies’ and Sellers’ advisors in connection with the transactions contemplated by this Agreement, in each case to the extent unpaid as of the Closing Date.

“Sellers Fundamental Representation(s)”—as defined in Section 10.6.

“Seller’s Release”—as defined in Section 2.4(a)(i)(B).

“Serviced Companies”—Brandon Realty, BWC LP Co., Florida Hooters LLC, Hampton Road Development LLP, HG Casino Management Inc., Hooters Foods, Inc., Hooters Gaming Corporation, Hooters Gaming LLC, Hooters of Palm Harbor, Inc., Hooters of Staten Island Ltd., Hooters of Staten Island, Inc., Hooters of Vernon Hills, Inc., Illinois Land Trust, Moes of Oakbrook, LLC, NGK LP Co., Pete & Shorty’s of Clearwater, Inc., Pete & Shorty’s, Inc., Southwest Grill Development, LLC, HGHC, HGLC, HMHC and HMLC.

“Shareholders Agreement”—the Amended and Restated Shareholders Agreement dated as of May 20, 1994, by and among William and Eleanor Ranieri, Gilbert and Paulette Di Giannantonio, Dennis and Susan Johnson, Edward Droste and Pamela Blakely.

“Shares”—as defined in the Recitals of this Agreement.

“Stock Percentage”— for each Seller, the percentage set forth as such Seller’s “Stock Percentage” in Exhibit K.

“Stock Purchase Price”—the value of Chanticleer Shares to be paid to the Sellers under Section 2.2(b)(ii).

“Straddle Period”—as defined in Section 10.10(a).

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority or plurality of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person are held by the Owner or one or more of its Subsidiaries.

“Tail Letter of Credit”—as defined in Section 2.8(a).

“Target Benefit Plan”—as defined in Section 3.10(a).

“Target Net Working Capital”—means $1,082,000.

“Tax”—any and all taxes, including, without limitation: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (United States (federal, state or local) or foreign); (b) in the case of any Acquired Company, liability for the payment of any amount described in clause (a) as a result of being or having been before the date hereof a member of an affiliated, consolidated, combined or unitary group; and (c) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Claim”—as defined in Section 10.10(e).

“Tax Indemnification Agreement”—the Tax Indemnification Agreement dated as of April 23, 2007, by and among Edward Droste, the Acquired Companies and certain Affiliates of the Acquired Companies.

“Tax Period”—any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return”—any return, report, information return, or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” against a Person if, to the Knowledge of Sellers and the Acquired Companies, any demand, statement or notice in the nature of a threat of a claim or Proceeding has been made in writing or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, orally.

“Transition Services Agreement”—as defined in Section 2.4(a)(ii)(F).

“Wachovia Agreement”—as defined in Section 2.4(a)(xiii).

SALE AND TRANSFER OF SHARES; CLOSING

Delivery of Estimate; Calculation of Initial Adjustment Amount

Not later than two (2) business days prior to the Closing Date, the Acquired Companies shall deliver to Buyer a certificate (the “Initial Payment Certificate”) setting forth (i) a good faith estimate of the Net Working Capital as of 11:59 p.m. Tampa, Florida time on the day immediately preceding the Closing Date (such estimate is referred to as the “Estimated Net Working Capital”), (ii) the Indebtedness Payoff Amount, (iii) the Sellers’ Expenses, and (iv) the Sale Bonus Payments.

For purposes hereof, the “Initial Adjustment Amount” means an amount equal to (A) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (B) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, minus (C) the Sellers’ Expenses, minus (D) the Indebtedness Payoff Amount.

Purchase and Sale of Shares

At the Closing, upon the terms and subject to the conditions set forth in this Agreement, (i) each Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and acquire from each such Seller, all of the HI Shares held by such Seller as such ownership is set forth in Exhibit 2.2(a) (the “HI Acquisition”) (ii) immediately following the HI Acquisition, each Seller shall sell, assign, transfer, and convey to HI, and HI shall purchase and acquire from each such Seller, and Buyer shall cause HI to purchase and acquire from each Seller, all of the Remaining Companies Interests (other than the HG Shares and HMC Shares) held by such Seller as such ownership is set forth in Exhibit 2.2(a) and (iii) immediately following the HI Acquisition, Sellers shall cause HGHC to sell, assign, transfer, and convey to HI, and HI shall purchase and acquire from HGHC, the HG Shares, and (iv) immediately following the HI Acquisition, Sellers shall cause HMHC to sell, assign, transfer, and convey to HI, and HI shall purchase and acquire from HMHC, the HMC Shares (the acquisition of shares of capital stock being described in subsections (ii),(iii) and (iv) above being collectively called the “Remaining Companies Acquisition”). Buyer agrees to pay the Aggregate Purchase Price to Sellers for the Shares in accordance with the terms of this Agreement.

At the Closing, Buyer shall pay (i) to each Seller, by wire transfer of immediately available funds to the account designated by such Seller, the sum of (x) the amount of cash set forth opposite such Seller’s name in the “Amount of Cash” column of Exhibit 2.2(b)(ii) and (y)  the product of the Initial Adjustment Amount (which may be a positive or negative amount or zero), multiplied by such Seller’s Adjusted Percentage Share and (ii) to each Option 1 Seller, the number of shares of common stock of Chanticleer, par value $0.0001 per share (“Chanticleer Common Stock”), set forth opposite such Seller’s name in the “Number of Shares of Chanticleer Common Stock” column of Exhibit 2.2(b)(ii) (the “Chanticleer Shares”). Buyer and the Seller Representative shall complete the “Number of Shares of Chanticleer Common Stock” column of Exhibit 2.2(b)(ii) at or prior to the Closing. For purposes of this Section 2.2(b) and Exhibit 2.2(b)(ii), the value of each share of Chanticleer Common Stock shall be the cash purchase price per share of Chanticleer Common Stock paid by each equity investor in connection with the Financing (irrespective of any warrants exercisable for Chanticleer Common Stock issued to the purchasers of Chanticleer Common Stock in connection with the Financing); provided that if Chanticleer or any of its Affiliates enters into an HOA Acquisition Transaction or publicly announces the execution of a letter of intent relating thereto prior to Closing, such value shall not exceed $7.00 per share after giving effect to a 10 for 1 reverse stock split of the Chanticleer Common Stock. Any warrants issued to the purchasers of Chanticleer Common Stock in connection with the Financing as of the Closing shall have an exercise price per share not less than the cash purchase price per share of Chanticleer Common Stock paid by each equity investor in connection with the Financing, subject to customary adjustments for stock splits, stock dividends, combinations, recapitalizations and the like.

The Closing

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of HMC, 107 Hampton Road, Suite 200, Clearwater, FL 33759, at 9:00 am local time on the second business day following satisfaction or waiver of all of the closing conditions set forth in Articles 7 and 8 (other than those to be satisfied at the Closing) or at such other location and on such other date as is mutually agreed to by Buyer and Sellers. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Closing Obligations

Obligations of Sellers at Closing:

each Seller will deliver to Buyer:

the certificate(s) representing all of the shares of capital stock of HI held by such Seller duly endorsed for transfer or accompanied by appropriate transfer documents;

a release in the form of Exhibit 2.4(a)(i)(B) executed by each Seller (the “Seller’s Release”);

a noncompetition agreement in the form of Exhibit 2.4(a)(i)(C) executed by each Seller (all of such noncompetition agreements being collectively called the “Noncompetition Agreements”);

Sellers will deliver to Buyer:

the executed Letter of Credit;

a termination of the Shareholders Agreement and a waiver of any prohibitions or restrictions on the transfer of the Shares to Buyer under the terms of this Agreement, each executed by each Seller;

executed Section 338 Election Forms;

evidence to Buyer that notices executed by each Seller have been given to each charity listed in Exhibit 2.4(a)(ii)(D) stating that Sellers assume the respective monetary charity commitments listed in Exhibit 2.4(a)(ii)(D) in form and substance reasonably satisfactory to Buyer, which notices shall be in full force and effect as of the Closing;

a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) executed by each Seller and in form and substance reasonably acceptable to Buyer, along with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Acquired Companies;

a transition services agreement, in the form of Exhibit 2.4(a)(ii)(F) executed by each of the Serviced Companies, under which Buyer will provide certain services to the Serviced Companies under the terms of such agreement (the “Transition Services Agreement”);

evidence to Buyer (1) of the receipt of Consents to the consummation of the Contemplated Transactions from the parties listed in Sections 3.2(c) and 3.2(d) of the Disclosure Schedule except to the extent that the terms of Sections 3.2(c) and 3.2(d) of the Disclosure Schedule expressly provide that such Consents shall not be obtained by the Acquired Companies at or prior to the Closing; and (2) that notices of the consummation of the Contemplated Transactions have been given to the parties listed in Sections 3.2(c) and 3.2(d) of the Disclosure Schedule except to the extent that Sections 3.2(c) and 3.2(d) of the Disclosure Schedule expressly provide that such notices will not be given by the Acquired Companies at or prior to the Closing;

an assignment and assumption agreement in the form of Exhibit 2.4(a)(ii)(H) executed by each Seller (the “Assumption Agreement”) under which the Acquired Companies shall assign to Sellers, and Sellers shall assume and agree to hold Buyer and the Acquired Companies harmless against (1) the suite lease at Raymond James Stadium, the security deposits therefor and the season tickets for the Tampa Bay Buccaneers relating thereto; (2) the obligations of any one or more of the Acquired Companies under the Consulting Termination Agreement and the Tax Indemnification Agreement; (3) the Charity Commitments; and (4) certain worker’s compensation insurance policies and programs;

(i) replacement letters of credit for, (ii) evidence of the cash collateralization of or (iii) assignment to a Person other than an Acquired Company of, those letters of credit listed in Exhibit 2.4(a)(ii)(I) and, in each case, an agreement to irrevocably release the account parties thereunder and to terminate all such letters of credit from the letter of credit beneficiary thereunder on terms satisfactory to Buyer;

a memorandum of lease relating to the leased real property of each Brandon Lease Company Restaurant substantially in the form of Exhibit 2.4(a)(ii)(J);

a Sellers real estate certificate relating to the leased real property of each Restaurant in the form of Exhibit 2.4(a)(ii)(K);

a certificate evidencing the accuracy of the representations and warranties set forth in Article 3 in the form of Exhibit 2.4(a)(ii)(L); and

an assignment and assumption agreement in the form of Exhibit 2.4(a)(ii)(M) executed by HMC (the “Advertising Assumption Agreement”) under which Hooters-on-Location, Inc. and Provident Advertising & Marketing, Inc. assign to HMC, and HMC assumes and agrees to perform (or caused to be performed) and to hold Hooters-on-Location, Inc. and Provident Advertising & Marketing, Inc. harmless against, the agreements listed in Exhibit 2.4(a)(ii)(M) that were entered into by Hooters-on-Location, Inc. or Provident Advertising & Marketing, Inc. (or an Affiliate of either) for the benefit of the Acquired Companies; and

(A) each Seller will deliver to HI certificates, if any, representing the Remaining Companies Interests held directly by such Seller in the Acquired Companies that are corporations (except HG and HMC), (B) Sellers who are shareholders of HGHC will cause HGHC to deliver to HI certificates, if any, representing the HG Shares, and (C) Sellers who are shareholders of HMHC will cause HMHC to deliver to HI certificates, if any, representing the HMC Shares, in each case duly endorsed (or accompanied by duly executed stock powers) for transfer to HI;

Sellers shall cause Brandon Realty, HGLC or HMLC, as the case may be, as landlord, to execute and deliver to Buyer a lease agreement between such landlord and the applicable Brandon Lease Company, as tenant, substantially in the form attached to this Agreement as Exhibit 2.4(a)(iv) (the “Lease Agreements”); the rental amounts for each of the applicable Brandon Lease Companies are attached to Exhibit 2.4(a)(iv);

Sellers shall cause the Illinois Land Trust, HG and HMC to distribute or otherwise transfer the real properties listed in Exhibit 2.4(a)(v) to HGLC and HMLC, respectively, as provided in Exhibit 2.4(a)(v), and shall take all other necessary actions such that the combined balance sheet of the Acquired Companies as of the Closing Date shall not be required to include such real property or any Encumbrances that constitute a lien on such real property, and all Indebtedness with respect to such real properties shall be paid off in full by the Acquired Companies or re-financed by Sellers so that such Indebtedness is no longer an obligation of any of the Acquired Companies;

Sellers shall have caused the Acquired Companies to pay the Sale Bonus Payments at or prior to the Closing;

Edward Droste shall have executed and delivered to the Acquired Companies a release of all obligations of the Acquired Companies under the Consulting Termination Agreement and the Tax Indemnification Agreement in the form of Exhibit 2.4(a)(vii) (the “Edward Droste Release”);

Sellers shall deliver a subordination and non-disturbance agreement for each Lease Agreement, executed by Brandon Realty, HGLC, or HMLC, as the case may be, Wachovia Bank, N.A. and the respective Brandon Lease Companies substantially in the form of Exhibit 2.4(a)(viii);

Edward Droste shall make a capital contribution totaling Two Hundred Ninety Seven Thousand One Hundred Eighty Nine Dollars ($297,189) to HI, pursuant to the Consulting Termination Agreement, for the benefit of HI and such other Acquired Companies to which Edward Droste is required to make such capital contribution under the Consulting Termination Agreement. Such amount shall be included as a current asset of the Acquired Companies for purposes of determining the Net Working Capital unless otherwise included in such determination as cash;

Sellers shall have caused the Acquired Companies, at or prior to Closing, to terminate and satisfy all outstanding obligations under each of (i) the Amended and Restated Executive Retirement Bonus Agreement with Neil G. Kiefer, dated October 13, 1999, (ii) the Amended and Restated Executive Retirement Bonus Agreement with Bruce W. Clark, dated October 13, 1999, and (iii) the Executive Retirement Bonus Agreement with Salvatore Melilli, dated September 12, 2006;

Sellers and the Acquired Companies shall use their commercially reasonable efforts to attempt to obtain the consent of the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida (the “HPRI Dock Landlord”) to the assignment of Brandon Realty's interest in the Sovereignty Submerged Lands Lease Renewal, effective June 5, 2006 to June 5, 2011, by and between Brandon Realty and the HPRI Dock Landlord (the “HPRI Dock Lease”), to HPRI. If Brandon Realty does not obtain such consent prior to Closing, Sellers shall cause Brandon Realty to, prior to the Closing, to the extent permitted by law, grant HPRI a license to use the 12-slip docking facility and related amenities that are the subject of the HPRI Dock Lease at no cost to HPRI on the terms and conditions set forth in the Port Richey Lease Rider in the form of Exhibit 2.4(a)(xi);

Sellers shall cause the Acquired Companies, not later than two (2) business days prior to the Closing Date, to deliver to Buyer a payoff letter in form and substance reasonably satisfactory to Buyer relating to all Indebtedness under that certain Amended and Restated Loan Agreement dated April 11, 2007, by and between Bank of America, N.A., certain of the Acquired Companies, and certain other Affiliates of the Acquired Companies (the “BofA Agreement”), indicating the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest or fees accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so indicated is paid to the applicable lender on the Closing Date, such Indebtedness shall be repaid in full, such agreement shall be terminated, all Encumbrances securing such Indebtedness encumbering any real or personal property of any of the Acquired Companies shall be released, and the Acquired Companies shall have been released from any and all liabilities and obligations of any nature thereunder and under any related documents; and

Sellers shall cause the Acquired Companies to be released from all Indebtedness and other liabilities and obligations of any nature under that certain Loan Agreement dated May 23, 2000, by and between Brandon Realty, HG, Western Springs National Bank and Trust, and First Union National Bank, as amended (the “Wachovia Agreement”) and under any related documents, and all Encumbrances securing such Indebtedness encumbering any real or personal property of any of the Acquired Companies shall be released.

Obligations of Buyer at Closing:

Buyer, on behalf of itself and HI, shall deliver to each of Sellers the consideration specified in Section 2.2(b) in the manner provided in Section 2.2(b);

Buyer shall deliver to Sellers:

the Lease Agreements, executed by the Acquired Companies that are designated as tenants or lessees in the Lease Agreements and the related guarantee in the form of Exhibit 2.4(b)(ii)(A);

the Noncompetition Agreements, executed by Buyer;

the Transition Services Agreement, executed by HMC;

an Acquired Companies’ Release in the form of Exhibit 2.4(b)(ii)(D) (the “Acquired Companies’ Release”), executed by the Acquired Companies; and

a certificate evidencing the accuracy of the representations and warranties set forth in Article 4 in the form of Exhibit 2.4(b)(ii)(E); and

Buyer shall pay, or cause to be paid and satisfied, the Sellers’ Expenses that remain outstanding as of the Closing.

Additional Delivery. At or prior to the Closing, the Acquired Companies and Provident Advertising & Marketing, Inc. will enter into a Marketing Services Agreement (the “Marketing Services Agreement”), a copy of which is attached to this Agreement as Exhibit 2.4(c).

National Advertising Fund Contribution. On the date immediately preceding the Closing, or prior thereto, Sellers shall cause the Acquired Companies to have made $200,000 of voluntary contributions to the HOA National Advertising Fund between January 1, 2008 and the date immediately preceding the Closing.

Final Net Working Capital Determination

As promptly as possible, but in any event within 60 days after the Closing Date, Buyer will deliver to Seller Representative a combined balance sheet of the Acquired Companies as of 11:59 p.m. Tampa, Florida time on the day immediately preceding the Closing Date and a reasonably detailed statement (the “Net Working Capital Statement”) setting forth Buyer’s calculation of the Net Working Capital as of 11:59 p.m. Tampa, Florida time on the day immediately preceding the Closing Date. After delivery of the Net Working Capital Statement, Seller Representative and Sellers’ accountants shall be permitted reasonable access to review the Acquired Companies’ books, records, and work papers related to the preparation of the Net Working Capital Statement. Seller Representative and Sellers’ accountants may make inquiries of Buyer, the Acquired Companies, and their respective accountants and employees regarding questions concerning or disagreements with the Net Working Capital Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Acquired Companies to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries and provide necessary documentation to Seller Representative. If Seller Representative has any objections to the Net Working Capital Statement, Seller Representative shall deliver to Buyer a statement setting forth Seller Representative’s objections thereto (“Net Working Capital Objections Statement”). If a Net Working Capital Objections Statement is not delivered to Buyer within 30 days after delivery of the Net Working Capital Statement, the Net Working Capital Statement shall be final, binding on, and non-appealable by, the parties hereto. Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Net Working Capital Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 30 days after the delivery of the Net Working Capital Objections Statement, Seller Representative and Buyer shall submit such dispute to an accounting firm of national standing mutually agreed to by the Seller Representative and Buyer (the “Dispute Independent Auditor”). Seller Representative and Buyer shall use reasonable efforts to cause the Dispute Independent Auditor to resolve all such disagreements as soon as practicable. For purposes of resolving any such disagreements, the Net Working Capital shall be calculated in accordance with the definition thereof in this Agreement. The resolution of the dispute by the Dispute Independent Auditor shall be final, binding on, and non-appealable by, the parties hereto. The Net Working Capital Statement shall be modified if necessary to reflect such resolution. The fees and expenses of the Dispute Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Dispute Independent Auditor.

If the Net Working Capital, as finally determined pursuant to Section 2.5(a) above, is greater than the Estimated Net Working Capital, Buyer shall pay to each Seller such Seller’s Adjusted Percentage Share of such excess in accordance with Section 2.5(c). If the Net Working Capital, as finally determined pursuant to Section 2.5(a) above, is less than the Estimated Net Working Capital, Sellers shall pay such shortfall to Buyer in accordance with Section 2.5(c), with each Seller jointly and severally obligated to pay such shortfall.

The net amount (if any) owed pursuant to Section 2.5(b) by Buyer to Sellers, on the one hand, or Sellers to Buyer, on the other hand, is referred to as the “Net Working Capital Adjustment Amount.” Payment of the Net Working Capital Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient party(ies) within five (5) business days after the date of final determination.

New Store Purchase Price Determination

As promptly as possible, but in any event within 60 days after the later of the New Store End Date and the Closing Date, Buyer will deliver to Seller Representative a reasonably detailed statement (the “New Store Statement”) setting forth Buyer’s calculation of the New Store’s EBITDA for the New Store Period and the New Store Purchase Price (the “Estimated New Store Purchase Price”). After delivery of the New Store Statement, Seller Representative and Sellers’ accountants shall be permitted reasonable access to review the New Store’s books, records, and work papers related to the preparation of the New Store Statement. Seller Representative and Sellers’ accountants may make inquiries of Buyer and the New Store and their respective accountants and employees regarding questions concerning or disagreements with the New Store Statement arising in the course of the Sellers’ or Seller Representative’s review thereof, and Buyer shall use its, and shall cause the New Store to use its, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries and provide necessary documentation to Seller Representative. If Seller Representative has any objections to the New Store Statement, Seller Representative shall deliver to Buyer a statement setting forth Seller Representative’s objections thereto (the “New Store Objections Statement”). If the New Store Objections Statement is not delivered to Buyer within 30 days after delivery of the New Store Statement, the New Store Statement shall be final, binding on, and non-appealable by, the parties hereto. Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the New Store Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 30 days after the delivery of the New Store Objections Statement, Seller Representative and Buyer shall submit such dispute to the Dispute Independent Auditor. Seller Representative and Buyer shall use reasonable efforts to cause the Dispute Independent Auditor to resolve all such disagreements as soon as practicable. For purposes of resolving any such disagreements, the EBITDA of the New Store shall be calculated in accordance with the definition of EBITDA in this Agreement (with respect to the New Store Period). The resolution of the dispute by the Dispute Independent Auditor, other than any dispute regarding whether Buyer has complied with Section 2.6(c), shall be final, binding on, and non-appealable by, the parties hereto. The New Store Statement shall be modified if necessary to reflect such resolution. The fees and expenses of the Dispute Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Dispute Independent Auditor.

Buyer will pay to each Seller such Seller’s New Store Adjusted Percentage Share of the New Store Purchase Price, as finally determined pursuant to Section 2.6(a) and less such Seller’s New Store Adjusted Percentage Share of any fees and expenses of the Dispute Independent Auditor allocated to Sellers pursuant to Section 2.6(a) (the “New Store Payment”), as follows:

the product of (x) such Seller’s Cash Percentage, multiplied by(y) such Seller’s New Store Payment will be paid by delivery of immediately available funds to an account designated by such Seller, within five (5) business days after the date of final determination pursuant to Section 2.6(a); and

the product of (x) such Seller’s Stock Percentage, multiplied by(y) such Seller’s New Store Payment will be paid to such Seller in shares of Chanticleer Common Stock, within five (5) business days after the date of final determination pursuant to Section 2.6(a). For purposes of this Section 2.6(b)(ii), the value of each share of Chanticleer Common Stock shall be the cash purchase price per share of Chanticleer Common Stock paid by each equity investor in connection with the Financing (irrespective of any warrants exercisable for Chanticleer Common Stock issued to the purchasers of Chanticleer Common Stock in connection with the Financing); provided that if Chanticleer or any of its Affiliates enters into an HOA Acquisition Transaction or publicly announces the execution of a letter of intent relating thereto prior to Closing, such value shall not exceed $7.00 per share after giving effect to a 10 for 1 reverse stock split of the Chanticleer Common Stock.

Buyer shall have the right to offset any amounts owed but unpaid by Sellers to Buyer with respect to the Net Working Capital Adjustment Amount, as specified in Section 2.5(c), and EBITDA Adjustment Amount, as specified in Section 2.7(c)(i), against its payment of the New Store Purchase Price.

Buyer shall operate the New Store during the New Store Period in a manner reasonably consistent with the pre-Closing operation of the New Store by Hooters of Melrose Park, Inc., subject to reasonable adjustments (based on the advice and input of Neil Kiefer and Bruce Clark) that are necessary in order to respond to market conditions that affect the New Store.

Acquired Companies Final EBITDA Determination

The procedure for determining the Acquired Companies Final EBITDA shall be determined in accordance with (x) Section 2.7(a)(i) hereof if the Independent Auditor completes and delivers to the Acquired Companies its audit report relating to the 2007 Financial Statements on or before the Closing Date and (y) Section 2.7(a)(ii) hereof if the Independent Auditor completes and delivers its audit report relating to the 2007 Financial Statements after the Closing Date.

As promptly as possible, but in any event within 10 days after the date the Independent Auditor completes and delivers to the Acquired Companies its audit report relating to the 2007 Financial Statements, Seller Representative will deliver to Buyer a reasonably detailed statement (the “Sellers’ EBITDA Statement”) setting forth Sellers’ calculation of the Acquired Companies Final EBITDA. After delivery of the Sellers’ EBITDA Statement, Buyer’s accountants shall be permitted reasonable access to review the Acquired Companies’ books, records, and work papers related to the preparation of the Sellers’ EBITDA Statement. Buyer’s accountants may make inquiries of Sellers and the Acquired Companies, and their respective accountants and employees, regarding questions concerning or disagreements with the Sellers’ EBITDA Statement arising in the course of their review thereof, and Sellers shall use their commercially reasonable efforts (and, prior to the Closing Date, shall cause the Acquired Companies to use their commercially reasonable efforts to cause any such accountants and employees of the Acquired Companies) to cooperate with and respond to such inquiries and provide necessary documentation to Buyer. If Buyer has any objections to the Sellers’ EBITDA Statement, Buyer shall deliver to Seller Representative a statement setting forth Buyer’s objections thereto (the “Buyer’s EBITDA Objections Statement”). If the Buyer’s EBITDA Objections Statement is not delivered to Seller Representative within 30 days after delivery of the Sellers’ EBITDA Statement, the Sellers’ EBITDA Statement shall be final, binding on, and non-appealable by, the parties hereto. Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Buyer’s EBITDA Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 30 days after the delivery of the Buyer’s EBITDA Objections Statement, Seller Representative and Buyer shall submit such dispute to the Dispute Independent Auditor. Seller Representative and Buyer shall use reasonable efforts to cause the Dispute Independent Auditor to resolve all such disagreements as soon as practicable. For purposes of resolving any such disagreements, the Acquired Companies Final EBITDA shall be calculated in accordance with the definition of EBITDA in this Agreement. The resolution of the dispute by the Dispute Independent Auditor, other than any dispute regarding whether Buyer has complied with Section 2.7(c), shall be final, binding on, and non-appealable by, the parties hereto. The Sellers’ EBITDA Statement shall be modified if necessary to reflect such resolution. The fees and expenses of the Dispute Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Dispute Independent Auditor.

As promptly as possible, but in any event within 10 days after the date the Independent Auditor completes and delivers to the Acquired Companies its audit report relating to the 2007 Financial Statements, Buyer will deliver to Seller Representative a reasonably detailed statement (the “Buyer’s EBITDA Statement”) setting forth Buyer’s calculation of the Acquired Companies Final EBITDA. After delivery of the Buyer’s EBITDA Statement, Seller Representative and Sellers’ accountants shall be permitted reasonable access to review the Acquired Companies’ books, records, and work papers related to the preparation of the Buyer’s EBITDA Statement. Seller Representative and Sellers’ accountants may make inquiries of Buyer and the Acquired Companies, and their respective accountants and employees, regarding questions concerning or disagreements with the Buyer’s EBITDA Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Acquired Companies to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries and provide necessary documentation to Seller Representative. If Seller Representative has any objections to the Buyer’s EBITDA Statement, Seller Representative shall deliver to Buyer a statement setting forth Seller Representative’s objections thereto (the “Sellers’ EBITDA Objections Statement”). If the Sellers’ EBITDA Objections Statement is not delivered to Buyer within 30 days after delivery of the Buyer’s EBITDA Statement, the Buyer’s EBITDA Statement shall be final, binding on, and non-appealable by, the parties hereto. Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Sellers’ EBITDA Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 30 days after the delivery of the Sellers’ EBITDA Objections Statement, Seller Representative and Buyer shall submit such dispute to the Dispute Independent Auditor. Seller Representative and Buyer shall use reasonable efforts to cause the Dispute Independent Auditor to resolve all such disagreements as soon as practicable. For purposes of resolving any such disagreements, the Acquired Companies Final EBITDA shall be calculated in accordance with the definition of EBITDA in this Agreement. The resolution of the dispute by the Dispute Independent Auditor, other than any dispute regarding whether Buyer has complied with Section 2.7(c), shall be final, binding on, and non-appealable by, the parties hereto. The Buyer’s EBITDA Statement shall be modified if necessary to reflect such resolution. The fees and expenses of the Dispute Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Dispute Independent Auditor.

If the Acquired Companies Final EBITDA, as finally determined pursuant to either Section 2.7(a)(i) or Section 2.7(a)(ii) above, is greater than the Acquired Companies Initial EBITDA, Buyer shall pay to each Seller, in accordance with Section 2.7(c), the product of (i) such excess, multiplied by (ii) such Seller’s Percentage Share, multiplied by (iii) such Seller’s EBITDA Multiple (the “EBITDA Excess Adjustment Amount”). If the Acquired Companies Final EBITDA, as finally determined pursuant to either Section 2.7(a)(i) or Section 2.7(a)(ii) above, is less than the Acquired Companies Initial EBITDA, each Seller shall pay to Buyer, in accordance with Section 2.7(c), the product of (i) such shortfall, multiplied by (ii) such Seller’s Percentage Share, multiplied by (iii) such Seller’s EBITDA Multiple (the “EBITDA Deficiency Adjustment Amount”).

The net amount (if any) owed pursuant to Section 2.7(b) by Buyer to Sellers, on the one hand, or Sellers to Buyer, on the other hand, is referred to as the “EBITDA Adjustment Amount.” If Sellers are owed the EBITDA Adjustment Amount from Buyer, Buyer shall, within fifteen (15) days after the date of the final determination of the Acquired Companies Final EBITDA, pay (i) to each Option 2 Seller such Seller’s EBITDA Excess Adjustment Amount by delivering immediately available funds equal to such Seller’s EBITDA Excess Adjustment Amount to the account designated by such Seller, and (ii) to each Option 1 Seller such Seller’s EBITDA Excess Adjustment Amount by delivering to such Seller (A) immediately available funds to the account designated by such Seller equal to such Seller’s Cash Percentage of such Seller’s EBITDA Excess Adjustment Amount and (B) shares of Chanticleer Common Stock equal in value to such Seller’s Stock Percentage of such Seller’s EBITDA Excess Adjustment Amount. If Buyer is owed the EBITDA Adjustment Amount from Sellers, (i) each Option 2 Seller shall pay to Buyer such Seller’s EBITDA Deficiency Adjustment Amount by delivering immediately available funds equal to such Seller’s EBITDA Deficiency Adjustment Amount to the account designated by Buyer, and (ii) each Option 1 Seller shall pay to Buyer such Seller’s EBITDA Deficiency Adjustment Amount by delivering to Buyer (A) immediately available funds to the account designated by Buyer equal to such Seller’s Cash Percentage of such Seller’s EBITDA Deficiency Adjustment Amount and (B) shares of Chanticleer Common Stock, endorsed for transfer or accompanied by appropriate transfer documents, equal in value to such Seller’s Stock Percentage of such Seller’s EBITDA Deficiency Adjustment Amount, in each case, within fifteen (15) days after the date of the final determination of the Acquired Companies Final EBITDA. For purposes of this Section 2.7(c), the value of each share of Chanticleer Common Stock shall be the cash purchase price per share of Chanticleer Common Stock paid by each equity investor in connection with the Financing (irrespective of any warrants exercisable for Chanticleer Common Stock issued to the purchasers of Chanticleer Common Stock in connection with the Financing); provided that if Chanticleer or any of its Affiliates enters into an HOA Acquisition Transaction or publicly announces the execution of a letter of intent relating thereto prior to Closing, such value shall not exceed $7.00 per share after giving effect to a 10 for 1 reverse stock split of the Chanticleer Common Stock.

Letter of Credit

At the Closing, Sellers will deliver to Buyer an irrevocable, unconditional letter of credit issued by a bank in the United States having at least $100 billion in assets and a Standard & Poor’s credit rating of AA- or higher on the Closing Date, which letter of credit will be in the form of, and shall contain the terms in, Exhibit 2.8 (the “Letter of Credit”). The Letter of Credit shall be in the amount of Six Million Dollars ($6,000,000), and shall secure any of Sellers’ obligations under Sections 2.5 and 2.7 and any claim of the Buyer Indemnified Persons, or any of them, pursuant to Article 10, subject to the terms and limitations of this Agreement. The term of the Letter of Credit shall be the eighteen (18) months immediately following the Closing Date; provided, however, that, at Sellers’ election, either (x) the term of the Letter of Credit shall continue beyond such 18-month term, and Sellers shall cause such term to continue, in the amount of any then outstanding claims that are then pending by any Buyer Indemnified Person pursuant to Sections 2.5 or 2.7 or Article 10, notice of which has been given to Seller Representative or to the applicable Seller under the terms of this Agreement, until such claims have been finally resolved or (y) the term of the Letter of Credit shall terminate upon expiration of such 18-month term and Sellers shall, at Sellers’ election, either (i) deliver to Buyer a letter of credit in the amount of all then outstanding claims that are then pending by any Buyer Indemnified Person pursuant to Sections 2.5 or 2.7 or Article 10, notice of which has been given to Seller Representative or to the applicable Seller under the terms of this Agreement, which letter of credit shall contain the same terms as the Letter of Credit, except for (A) information regarding the issuer, which may be a banking institution in the United States of America having at least $100 billion in assets and a Standard & Poor’s credit rating of AA- or higher, and (B) the amount of the letter of credit (the “Tail Letter of Credit”) or (ii) deliver to an escrow agent, mutually agreed upon by Seller Representative and Buyer, funds in the amount of the then outstanding claims that are then pending by any Buyer Indemnified Person pursuant to Sections 2.5 or 2.7 or Article 10, notice of which has been given to Seller Representative or to the applicable Seller under the terms of this Agreement, which delivery of funds shall be subject to the terms of an escrow agreement to be entered into by and among Seller Representative, on behalf of Sellers, Buyer and such escrow agent, in a form mutually agreed upon using good faith efforts by Seller Representative and Buyer; provided, however, that the term of the Tail Letter of Credit or the availability of such escrow funds shall continue, and Sellers shall cause such term or availability to continue, until all such outstanding claims have been finally resolved. Buyer will be entitled to make a draw under the Letter of Credit or the Tail Letter of Credit only if Seller Representative has consented to such draw in writing and the draw and the consent of Seller Representative are delivered to the issuer; provided, however, the consent of Seller Representative and delivery of such consent of the Seller Representative to the issuer shall not be required if:

a court of competent jurisdiction, under a final non-appealable judgment in favor of any Buyer Indemnified Person, has ordered a draw under the Letter of Credit or the Tail Letter of Credit, in which case Buyer may deliver a draw request to the issuer for up to the amount of such judgment, subject to the time and dollar limitations of Article 10;

the Dispute Independent Auditor makes a final determination of a Net Working Capital Adjustment Amount owed to Buyer under Section 2.5, or of an EBITDA Adjustment Amount owed to Buyer under Section 2.7, in which case Buyer may make a draw under the Letter of Credit or the Tail Letter of Credit for up to the amount of (A) such finally determined Net Working Capital Adjustment Amount (that has not already been paid to Buyer by Sellers) or (B) such finally determined EBITDA Adjustment Amount (that has not already been paid to Buyer by Sellers), as the case may be; or

there are any outstanding claims pending pursuant to Sections 2.5 or 2.7 or Article 10, notice of which has been given to Seller Representative or to the applicable Seller under the terms of this Agreement, at the expiration of the Letter of Credit and Sellers do not either (A) renew the Letter of Credit, in the amount of such then outstanding claims, (B) deliver the Tail Letter of Credit, in the amount of such then outstanding claims, or (C) deliver to an escrow agent funds in the amount of such then outstanding claims.

On the first annual anniversary of the Closing Date, Seller Representative and Buyer shall cause the amount of the Letter of Credit, as previously reduced by draws thereunder, if any (other than Adjustment Draws), to be reduced by the amount, if any, by which (i) Six Million Dollars ($6,000,000), less (x) the amounts that have been drawn by Buyer under the Letter of Credit (other than Adjustment Draws) on or prior to such anniversary and less (y) the amounts of then outstanding claims that are then pending by any Buyer Indemnified Person pursuant to Sections 2.5 or 2.7 or Article 10 on such anniversary, notice of which claims have been given to Seller Representative or to the applicable Seller under the terms of this Agreement, exceeds (ii) Three Million Dollars ($3,000,000). Additionally, on the day 18 months after the Closing Date, Seller Representative and Buyer shall cause the amount of the Letter of Credit to be reduced to the amount of the outstanding claims, if any, that are then pending by any Buyer Indemnified Person pursuant to Sections 2.5 or 2.7 or Article 10, notice of which has been given to Seller Representative or to the applicable Seller under the terms of this Agreement.

Following the Closing Date, Sellers or Seller Representative shall be entitled to deliver (i) to Buyer, in lieu of the Letter of Credit, a substitute letter of credit containing the same terms as the Letter of Credit, except for information regarding the issuer, which may be a banking institution in the United States of America having at least $100 billion in assets and a Standard & Poor’s credit rating of AA- or higher (and such substitute letter of credit shall be subject to the terms of this Section 2.8 as if it were the Letter of Credit), or (ii) to an escrow agent mutually agreed upon by Seller Representative and Buyer, funds in the amount of the then undrawn amount of the Letter of Credit, which delivery of funds shall be subject to the terms of an escrow agreement to be entered into by and among Seller Representative, Buyer and such escrow agent, in form mutually agreed upon using good faith efforts by Seller Representative and Buyer.

Should the Letter of Credit be drawn by Buyer under the terms of Section 2.8(a)(ii) or with the prior written consent of Seller Representative to satisfy Sellers’ obligations under Sections 2.5 or 2.7 (each an “Adjustment Draw”), Sellers shall cause the Letter of Credit to be reinstated in the amount available under the Letter of Credit immediately prior to the Adjustment Draw within fifteen (15) days of such Adjustment Draw. In addition to its right to damages and any other rights it may have, Buyer shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of the preceding sentence of this Section 2.8(d), it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

Withholding

Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers in respect of which such deduction and withholding was made by Buyer.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows (except that: (i) each Seller represents and warrants, solely as to such Seller, and Sellers collectively do not make, any representations or warranties in this Article 3 that are qualified by the phrases “the representing Seller”, or “such Seller”, “each Seller represents, solely as to himself or herself” or any similar phrase; (ii) each Option 1 Seller, solely as to such Option 1 Seller, makes the representations and warranties in Sections 3.25, 3.26, 3.27 and 3.29(a), and neither any Option 2 Seller nor Sellers collectively make any of such representations or warranties; and (iii) each Option 2 Seller, solely as to such Option 2 Seller, makes the representation and warranty in Section 3.29(b), and neither any Option 1 Seller nor Sellers collectively make such representation and warranty (the representations and warranties described in clauses (i), (ii), and (iii) of this parenthetical being collectively called the “Seller Individual Representations”)):

Organization and Good Standing

Section 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or formation, other jurisdictions in which it is authorized to do business, and its capitalization or ownership (including the identity of each stockholder or partner and the number of Shares held by each). Each Acquired Company is a corporation or limited partnership duly organized, validly existing, and in good standing or having active status under the laws of its jurisdiction of incorporation or formation, with full corporate or partnership power and authority to conduct its business as it is now being conducted, to own, lease, license, or use the properties and assets that it purports to own, lease, license, or use, and to perform all its obligations, and exploit and enforce its rights, under each Contract listed (or required to be listed) in Section 3.14(a) of the Disclosure Schedule. Each Acquired Company is duly qualified or authorized to transact business as a foreign corporation or foreign limited partnership, as the case may be, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned, leased, licensed, or used by it, or the nature of the activities conducted by it, requires such qualification.

The Acquired Companies have made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

Authority; No Conflict

This Agreement constitutes the legal, valid, and binding obligation of the representing Seller and each Acquired Company party hereto, enforceable against such Person in accordance with its terms. Upon the execution and delivery by such Seller of certificates representing the Shares held by the representing Seller duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer or HI, the Noncompetition Agreements and the other documents under the terms of this Agreement to be executed and delivered by such Seller at the Closing (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents executed and delivered by such Seller will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. The representing Seller and each Acquired Company party hereto has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents to be executed and delivered by such Seller or Acquired Company, as the case may be, and to perform such Seller’s or Acquired Company’s respective obligations under this Agreement and the Sellers’ Closing Documents executed and delivered by such Seller and Acquired Company.

Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the representing Seller and each Acquired Company party hereto nor the consummation or performance by the representing Seller or the Acquired Companies of any of the Contemplated Transactions to which the representing Seller or the Acquired Companies, as the case may be, are a party or parties will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to, and will not contravene, conflict with, result in a violation of, or otherwise give another Person the right to exercise any remedy under:

any provision of the Organizational Documents of any of the Acquired Companies;

any resolution adopted by the boards of directors, shareholders, or holders of Partnership Interests of any of the Acquired Companies;

any Legal Requirement, Order, or Governmental Authorization binding upon the representing Seller, any Acquired Company or any of the assets owned, or to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, leased or licensed, by any Acquired Company; or

any Contract; or

result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased, licensed, or used by any Acquired Company.

Except as set forth in Section 3.2(c) of the Disclosure Schedule, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery by Sellers and the Acquired Companies of this Agreement or the consummation or performance by Sellers and the Acquired Companies of any of the Contemplated Transactions.

Except as set forth in Section 3.2(d) of the Disclosure Schedule, each Seller represents, solely as to himself or herself, that such Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery by such Seller of this Agreement or the consummation or performance by such Seller of any of the Contemplated Transactions.

Capitalization

Section 3.3 of the Disclosure Schedule sets forth the Ownership Interests of each Acquired Company. Except as set forth in Section 3.3 of the Disclosure Schedule, the representing Seller is and will be as of the Closing the record and beneficial owner and holder of the Shares (other than any of the HG Shares or HMC Shares) listed in Section 3.3 of the Disclosure Schedule, free and clear of all Encumbrances. HGHC is and will be as of the Closing the record and beneficial owner and holder of the HG Shares listed in Section 3.3 of the Disclosure Schedule, free and clear of all Encumbrances. HMHC is and will be as of the Closing the record and beneficial owner and holder of the HMC Shares listed in Section 3.3 of the Disclosure Schedule, free and clear of all Encumbrances. Except as provided in Section 3.3 of the Disclosure Schedule, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company held by the representing Seller, HGHC or HMHC. Except as provided in Section 3.3 of the Disclosure Schedule, all of the Shares of each Acquired Company that have been issued to the representing Seller, to HGHC, or HMHC have been duly authorized and validly issued and are fully paid and nonassessable. With respect to the representing Seller, except as described in Section 3.3 of the Disclosure Schedule, there are no contracts to which the representing Seller is a party relating to the issuance, sale, redemption, repurchase or transfer of any equity securities or other securities of any Acquired Company. With respect to HGHC, except as described in Section 3.3 of the Disclosure Schedule, there are no contracts to which HGHC is a party relating to the issuance, sale, redemption, repurchase or transfer of any equity securities or other securities of HG. With respect to HMHC, except as described in Section 3.3 of the Disclosure Schedule, there are no contracts to which HMHC is a party relating to the issuance, sale, redemption, repurchase or transfer of any equity securities or other securities of HMC. Except as described in Section 3.3 of the Disclosure Schedule, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity, voting, or ownership interest in any other business. Except as described in Section 3.3 of the Disclosure Schedule, no Acquired Company has any Subsidiaries, and no Acquired Company has granted or issued, or has made any commitment, whether written or oral, to grant or issue to any Person, any stock purchase right, stock option, stock appreciation right, phantom stock, restricted stock, stock unit or other compensatory equity or award measured by reference to the value of the equity of one or more Acquired Companies. Hooters III, Inc., one of the Acquired Companies, was previously the owner of the entire general partnership interest of, and acquired as of December 2, 2007 all of the limited partnership interests of, Tyrone Hooters Ltd. In accordance with applicable law, upon the acquisition of the limited partnership interests of Tyrone Hooters Ltd. by Hooters III, Inc., Tyrone Hooters Ltd. was dissolved and all assets and liabilities of Tyrone Hooters Ltd. were transferred to Hooters III, Inc. Hooters of Manhattan, Inc. owns the general partnership interests of Hooters of Manhattan, Ltd. (the “Limited Partnership”). As of the date hereof, the Adjusted Capital Contribution (as defined in that certain Agreement of Limited Partnership of Hooters of Manhattan, Ltd. dated March 16, 2000, by and between Hooters of Manhattan, Inc. and Hootrich LLC) of Hooters of Manhattan, Inc. in Hooters of Manhattan, Ltd. is $3,564,548.

Financial Statements

Section 3.4 of the Disclosure Schedule contains complete copies of the: (a) audited combined balance sheets of HI and certain other related entities, as stated in each of such audited combined balance sheets, as at December 26, and December 25 respectively, in each of the years 2004 and 2005 (together, the “2004 and 2005 Balance Sheets”), and the related audited combined statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended (collectively, with the 2004 and 2005 Balance Sheet, the “2004 and 2005 Financial Statements”) together with the report thereon of Pricewaterhouse Coopers, independent certified public accounts (the “Independent Auditor”); (b) audited combined balance sheet of HI and certain other related entities, as stated in such audited combined balance sheet, as at December 31, 2006 (including notes thereto, the “2006 Balance Sheet”), and the related audited combined statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (collectively, with the 2006 Balance Sheet, the “2006 Financial Statements”), together with the report thereon of the Independent Auditor; and (c) an unaudited combined balance sheet of HI and certain other related entities, as stated in such unaudited combined balance sheet, as at December 30, 2007 (the “Interim Balance Sheet”) and the related unaudited combined statement of income for the fiscal year then ended (together, with the Interim Balance Sheet, the “Interim Financial Statements”). The 2004 and 2005 Financial Statements, the 2006 Financial Statements and the Interim Financial Statements are collectively called the “Financial Statements.” Except as provided in Section 3.4 of the Disclosure Schedule, each of the Financial Statements and notes fairly presents the financial condition and the results of operations, and, except for the Interim Financial Statements, the changes in stockholders’ equity and cash flow of the entities included in such financial statement as at the respective dates of and for the periods referred to therein, all in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of footnotes. Except as provided in Section 3.4 of the Disclosure Schedule, the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the entities included in any Financial Statement are required by GAAP to be included in such Financial Statement.

Books and Records

The books of account, minute books, stock record books, and other records of the Acquired Companies have been made available to Buyer and have been maintained in accordance with the Acquired Companies’ customary business practices. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

Title to Properties; Encumbrances

None of the Acquired Companies owns any real property other than those properties described in Exhibit 2.4(a)(v). Section 3.6 of the Disclosure Schedule contains a complete and accurate list of all leaseholds held by any Acquired Company. Sellers have delivered or made available to Buyer copies of the lease agreements with respect to such leaseholds. The Acquired Companies own (with good and assignable title, subject only to the matters permitted by the following sentence) all the tangible personal property that they purport to own located in the Facilities operated by the Acquired Companies, and all of the tangible personal property purchased by the Acquired Companies since the date of the 2006 Balance Sheet (except for tangible personal property purchased and sold since the date of the 2006 Balance Sheet in the Ordinary Course of Business and except as set forth in Section 3.6 of the Disclosure Schedule). Except as described in Section 3.6 of the Disclosure Schedule, all material items of tangible personal property reflected in the 2006 Balance Sheet and the Interim Balance Sheet or acquired after the date thereof, and not sold in the Ordinary Course of Business, are free and clear of all Encumbrances except, with respect to any of such assets, (a) security interests shown on the 2006 Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default by the Acquired Companies (or event that, with notice or lapse of time or both, would constitute a default by the Acquired Companies) exists, (b) security interests or finance or capital leases incurred in the Ordinary Course of Business in connection with the acquisition of tangible personal property after the date of the Interim Balance Sheet, with respect to which no default by the Acquired Companies (or event that, with notice or lapse of time or both, would constitute a default by the Acquired Companies) exists, and (c) liens for current taxes not yet due (such Encumbrances set forth in clauses (a)-(c), “Permitted Encumbrances”).

Condition and Sufficiency of Assets

Except as set forth in Section 3.7 of the Disclosure Schedule, (a) the buildings, plants, structures, and equipment of the Acquired Companies are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for use in the Ordinary Course of Business to which they are being put, and (b) such buildings, plants, structures, or equipment are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.7 of the Disclosure Schedule, the building, plants, structures, and equipment of the Acquired Companies are adequate for the conduct of the Acquired Companies’ businesses as currently conducted.

No Undisclosed Liabilities

Except as set forth in Section 3.8 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that would be required to be stated in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities or obligations reflected or reserved against in the 2006 Balance Sheet or the Interim Balance Sheet and current liabilities and contractual obligations incurred in the Ordinary Course of Business since the respective dates thereof.

Taxes

The Acquired Companies have duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed. Except as set forth in Section 3.9(a) of the Disclosure Schedule, all such Tax Returns are complete and accurate in all material respects. Except as provided in Section 3.9(a) of the Disclosure Schedule, all Taxes due and owing by any of the Acquired Companies on or before the date hereof (whether or not shown on any Tax Returns) have been paid. Except as provided in Section 3.9(a) of the Disclosure Schedule, none of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return. Except as described in Section 3.9(a) of the Disclosure Schedule, no claim has ever been made by a Tax authority in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

The unpaid Taxes of the Acquired Companies (i) did not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of balance sheet set forth in the Net Working Capital Statement (rather than in any notes thereto) and taken into account in calculating Net Working Capital as of the Closing Date. Since the date of Interim Balance Sheet, no Acquired Company has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

Since January 1, 2001, except as provided in Section 3.9(c) of the Disclosure Schedule, no deficiencies for Taxes with respect to any of the Acquired Companies have been claimed, proposed or assessed by any Tax authority or other Governmental Body as to which any of the Acquired Companies has received written notice. Except as provided in Section 3.9(c) of the Disclosure Schedule, there are no pending or Threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any of the Acquired Companies. Except as provided in Section 3.9(c) of the Disclosure Schedule, there are no matters under discussion between any of the Acquired Companies and any Tax authority, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any of the Acquired Companies. The Acquired Companies have delivered or made available to Buyer complete and accurate copies of federal, state and local income Tax Returns of each of the Acquired Companies and their predecessors for Tax Periods ending on or after December 31, 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies or any predecessors since December 31, 2003, with respect to Taxes of any type. Since December 31, 2001, except as provided in Section 3.9(c) of the Disclosure Schedule, (i) no Acquired Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and (ii) no request has been made in writing by any Tax authority and received by any Acquired Company for any such extension or waiver. Except as provided in Section 3.9(c) of the Disclosure Schedule, no power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes has been executed or filed with any Tax authority that is still in effect.

There are no liens for Taxes upon any property or asset of any Acquired Company (other than for current Taxes not yet due and payable).

Except as provided in Section 3.9(e) of the Disclosure Schedule, each Acquired Company has timely withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Except as provided in Section 3.9(f) of the Disclosure Schedule, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any Acquired Company.

Except as provided in Section 3.9(g) of the Disclosure Schedule, no Acquired Company has ever been a member of an affiliated group, as defined in the Code. No Acquired Company has any liability for the Taxes of any other Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by Contract, or otherwise.

No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Contemplated Transactions.

Except as provided in Section 3.9(i) of the Disclosure Schedule, no Acquired Company (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Acquired Companies; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; or (vi)made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

No Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

Except as provided in Section 3.9(k) of the Disclosure Schedule, no Acquired Company (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes or (ii) owns a single member limited liability company which is treated as a disregarded entity.

None of the outstanding indebtedness of any of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

Each Acquired Company has been a validly electing S corporation within the meaning of Section 1361(a)(1) of the Code or limited partnership (and any comparable provision of state and local Law in each jurisdiction in which such Acquired Company is obligated to file income or franchise Tax Returns) at all times since its formation, and each Acquired Company that is a corporation will be an S corporation up to an including the Closing Date. No Acquired Company has (i) acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S corporation. No Acquired Company shall be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of such Acquired Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Elections.

No Acquired Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then such Acquired Company believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Each Seller is, and has been at all times during the period in which (i) each Acquired Company that is a corporation has been an S corporation within the meaning of Section 1361(a)(1) of the Code and (ii) such Seller has been a shareholder of each such Acquired Company, a valid shareholder of an S corporation within the meaning of Section 1361(a)(1) of the Code (and any comparable provision of state and local law in each jurisdiction in which each such Acquired Company is obligated to file income or franchise Tax Returns).

Employee Benefits

List of Plans. Section 3.10(a) of the Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Acquired Company which is now, or was within the past six years, entered into, maintained, sponsored or contributed to by any Acquired Company or under the terms of which any Acquired Company has or is reasonably likely to have any obligation or liability, whether actual or contingent, including, without limitation, all employment, consulting, severance, termination, incentive, bonus, deferred compensation, retirement, pension, savings, profit sharing, retention, change in control, vacation, holiday, cafeteria, medical, disability, life, accident, fringe benefit, welfare and stock-based compensation plans, policies, programs, practices or arrangements (each, a “Target Benefit Plan”).

Compliance. Except as described in Section 3.10(b) of the Disclosure Schedule, the Acquired Companies have made available to Buyer true and complete copies, as applicable, of (i) each Target Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement relating to such Target Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) all filings made with any governmental entities, including but not limited any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

General Compliance. Each Target Benefit Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Target Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Interim Balance Sheet or as an accrual on the accounting records of one or more of the Acquired Companies. With respect to each Target Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA, the Code or other Legal Requirements have been timely filed with the appropriate governmental entity and all notices and disclosures have been timely provided to participants in all material respects. With respect to the Target Benefit Plans, no event has occurred and, to the Knowledge of Sellers and the Acquired Companies, there exists no condition or set of circumstances in connection with which any Acquired Company is reasonably likely to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Target Benefit Plans, ERISA, the Code or any other Legal Requirements.

Tax Qualification of Plans. Each Target Benefit Plan that is intended to qualify under Section 401(a), Section 401(k), Section 401(m), or Section 4975(e)(7) of the Code has either (A) received a favorable determination letter from the IRS as to its qualified status, or (B) may rely upon a favorable prototype opinion letter from the IRS, and each trust established in connection with any Target Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of Sellers and the Acquired Companies, no fact or event has occurred that is reasonably likely to adversely affect the qualified status of any such Target Benefit Plan or the exempt status of any such trust.

Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. To the Knowledge of Sellers and the Acquired Companies, there has been no prohibited transaction (within the meaning of Section 406 of ERISA, or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Target Benefit Plan. None of the Acquired Companies, nor to the Knowledge of Sellers and the Acquired Companies, any other Person has any legally enforceable right or commitment to adopt, modify or terminate any Target Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code. No suit, administrative proceeding, action or other litigation has been brought within the last six years or is Threatened against or with respect to any such Target Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Acquired Companies nor any ERISA Affiliate has any liability under ERISA Section 502. All contributions and payments to each Target Benefit Plan are deductible under Code Sections 162 or 404. No excise tax could reasonably be expected to be imposed upon any of the Acquired Companies under Chapter 43 of the Code.

Title IV of ERISA. No Target Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither any Acquired Company nor any ERISA Affiliate (as defined below) has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code. None of the assets of the Acquired Companies or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code. For purposes of this Agreement, “ERISA Affiliate,” with respect to any Person, shall mean any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Change in Control.Except as provided in Section 3.10(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration, increase or creation of any rights of any person to benefits under any Target Benefit Plan.

Golden Parachutes. Except as provided in Section 3.10(h) of the Disclosure Schedule, no amount that will be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the Contemplated Transactions (either alone or in combination with any other event) or by any of the ancillary agreements, by any shareholder, employee, officer, director or other service provider of any Acquired Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Retiree Health/COBRA. Except as provided in Section 3.10(i) of the Disclosure Schedule or except as required by applicable Legal Requirements, no Target Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Target Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Acquired Companies and each ERISA Affiliate are in compliance in all material respects with (i) the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Code Section 409A. Except as set forth in Section 3.10(j) of the Disclosure Schedule, no Target Benefit Plan or payment or benefit provided pursuant to any Target Benefit Plan between one or more Acquired Companies and any “service provider” (within the meaning of Section 409A of the Code) provides or is reasonably likely to provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Target Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

Service Provider Classification. Within the last six years, the Acquired Companies have properly classified all individuals providing services to the Acquired Companies as employees or non-employees for all relevant purposes.

Plans Subject to Laws of Non-United States Jurisdictions. Except as set forth in Section 3.10(l) of the Disclosure Schedule, no Acquired Company maintains, participates in, contributes to or has any liability with respect to any employee benefit plan, program, or other similar arrangement providing compensation or benefits to any employee or former employee of any Acquired Company (or any dependent thereof) which plan, program or other similar arrangement is subject to the laws of any jurisdiction outside of the United States.

Sale Bonus Payments. Section 3.10(m) of the Disclosure Schedule sets forth a preliminary, good faith estimate of the amount to be owed by the Acquired Companies as a result of the consummation of the Contemplated Transactions to each of Neil Kiefer, Bruce Clark and Sal Melilli pursuant to his Sale Participation Agreement.

ERISA Affiliates. Section 3.10(n) of the Disclosure Schedule sets forth a list of each ERISA Affiliate of each of the Acquired Companies (except, with respect to any Acquired Company, for any other Acquired Companies which are ERISA Affiliates of such Acquired Company). Except as set forth in Section 3.10(n) of the Disclosure Schedule, no Target Benefit Plan is, and none of the Acquired Companies nor any ERISA Affiliate thereof contributes to, has ever contributed to or has any liability or obligation, whether actual or contingent, with respect to (i) any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (ii) any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

Certain Insured Plans. Except as described in Section 3.10(o) of the Disclosure Schedule, no Target Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA provides health or welfare benefits that are not fully insured through an insurance contract, and no Acquired Company is obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

Compliance with Legal Requirements

Except as set forth in Section 3.11(a) of the Disclosure Schedule, and except with respect to Taxes, which are covered by Section 3.9, employee benefits, which are covered by Section 3.10, environmental matters, which are covered by Section 3.16, and labor relations, which are covered by Section 3.18, the Acquired Companies are, and at all times since January 1, 2005 have been, in material compliance with the Legal Requirements that are or were applicable to the Acquired Companies or to the conduct or operation of their business or the ownership or use of any of their assets, including in regards to licenses to sell alcoholic beverages.

Except as set forth in Section 3.11(b) of the Disclosure Schedule, no Acquired Company has received, at any time since January 1, 2005, any written notice or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice or other oral communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation by the Acquired Company of, or failure by the Acquired Company to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Legal Proceedings; Orders

Except as set forth in Section 3.12(a) of the Disclosure Schedule, there is no pending Proceeding:

that has been commenced by or against any Acquired Company or any assets owned, or to the knowledge of Bruce Clark or Neil Kiefer, with no duty to investigate, leased or licensed, by any Acquired Company; or

that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth in Section 3.12(a) of the Disclosure Schedule, (i) no such Proceeding has been Threatened and (ii) to the Knowledge of Sellers and the Acquired Companies, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in (or required to be listed in) Section 3.12(a) of the Disclosure Schedule (except to the extent that any correspondence or other documents are covered by the attorney-client privilege, work product, or similar doctrine; provided, however, that prior to the Closing, the Acquired Companies will make available to Buyer, upon Buyer’s reasonable request, any correspondence or documents that are covered by such privilege or doctrine).

Except as set forth in Section 3.12(b) of the Disclosure Schedule:

there is no Order that is binding upon any of the Acquired Companies or any of the assets owned by any Acquired Company;

each Seller represents, solely with respect to himself or herself, that such Seller is not subject to any Order that is binding upon such Seller that relates to the business of, or any of the assets owned, leased, licensed, or used by, any Acquired Company; and

to the Knowledge of the Sellers and the Acquired Companies, no officer or director of any Acquired Company is bound by any Order that prohibits such officer or director from engaging in or continuing any conduct, activity, or practice in the business of any Acquired Company.

Except as set forth in Section 3.12(c) of the Disclosure Schedule:

each Acquired Company is, and at all times since January 1, 2005 has been, in full compliance with all of the terms and requirements of each Order binding upon such Acquired Company or any of the assets owned, or to the knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, leased or licensed, by such Acquired Company;

to the Knowledge of Sellers and the Acquired Companies, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or material failure to comply with any Order binding upon any Acquired Company or any of the assets owned, or to the knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, leased or licensed, by such Acquired Company; and

no Acquired Company has received, at any time since January 1, 2005, any written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice or other written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order binding upon any of the Acquired Companies or any of the assets owned, or to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, leased or licensed, by any Acquired Company.

Absence of Certain Changes and Events

Except as set forth in Section 3.13 of the Disclosure Schedule, since the date of the 2006 Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business, and, except as set forth in Section 3.13 of the Disclosure Schedule, or as required by this Agreement, or as permitted under Section 5.2 with respect to the period between the date of this Agreement and the Closing, there has not been any:

change in any Acquired Company’s Ownership Interests; grant of any stock option or right to purchase Ownership Interests of any Acquired Company; issuance of any security convertible into such grant; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any Ownership Interests; or declaration or payment of any dividend or other distribution or payment in respect of Ownership Interests other than dividends with respect to Taxes;

amendment to the Organizational Documents of any Acquired Company;

except in the Ordinary Course of Business, (i) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or consultant; or (ii) entry into any employment, consulting, severance, change of control, retention or similar Contract with any director, officer, employee or consultant;

except in the Ordinary Course of Business, or except as required by law or by the terms of any such Target Benefit Plan as in existence as of the date of this Agreement, adoption of, or increase in the payments to or benefits under, any Target Benefit Plan or any plan or arrangement that would constitute a Target Benefit Plan;

material damage to or destruction or loss of, or material diminution in value of, any tangible asset or property owned, leased, licensed, or used by any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Acquired Companies, taken as a whole;

default by any Acquired Company under, entry into, termination, non-renewal, or modification of, or receipt of written, or to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice of termination, non-renewal, or modification of, or default by any party other than an Acquired Company under: (i) any franchise, license (other than in-bound software licenses for commercial software that is “off-the-shelf” or widely available entered into in the Ordinary Course of Business), distributorship, dealer, sales representative, joint venture, credit, or similar agreement to which any Acquired Company is a party; or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $250,000;

other than sales in the Ordinary Course of Business, sale, license, lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company, including the sale, lease, license, or other disposition of any Intellectual Property;

cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $250,000;

material change in the accounting methods used by any Acquired Company;

change of any material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change of any annual Tax accounting period, adoption or change of any method of Tax accounting, filing of any amended Tax Return, entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

Contract to do any of the foregoing; or

Material Adverse Change.

Contracts; No Defaults

Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list, and Sellers have delivered or made available to Buyer true and complete copies (including all exhibits, schedules, appendices, amendments thereto and the like), of:

each Contract to which HOA or any of its Affiliates, officers or owners, on the one hand, is a party or by which any of them is bound, and to which HI or any of its Affiliates, officers or owners, on the other hand, is a party or by which any of them is bound, including, without limitation, the Settlement & Amendment to License Agreement dated September 13, 1999, by and among HI, Hooters Foods, Inc., Hooters of America, Inc. (“HOA”), Super Sports Merchandisers, Inc., and Eastern Foods, Inc (as amended, the “1999 Agreement”) and the License Agreement dated March 21, 2001, by and among HOA, individually and as general partner of the HI Limited Partnership, and HI (the “2001 Agreement”) (collectively, the “HOA Agreements”);

each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $250,000;

each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $250,000;

each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $250,000;

each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 per year or with terms of less than one year);

each joint venture, partnership, and other Contract (however named), other than the Shareholders Agreement, involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

each Contract containing covenants that prohibit any Acquired Company from engaging in, or restrict the right of, any Acquired Company to engage in any aspect of its business as it is currently being conducted or to compete with any Person;

each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or incentive payments to employees or independent contractors;

each power of attorney granted by an Acquired Company to a party that is not an Acquired Company that is currently effective and outstanding;

each Contract for capital expenditures in excess of $250,000;

each written warranty, guaranty, and other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Notwithstanding anything herein to the contrary, any Contract entered into after the date hereof that is not entered into in violation of Section 5.2(j) shall be deemed to be listed in Section 3.14(a) of the Disclosure Schedule as of the date of such Contract for all purposes herein.

Except as set forth in Section 3.14(b) of the Disclosure Schedule, to the Knowledge of Sellers and the Acquired Companies, no officer or director of any Acquired Company is bound by any agreement that purports to limit the ability of such officer or director to (i) engage in or continue any conduct, activity, or practice on behalf of any Acquired Company with respect to the business of such Acquired Company or (ii) assign to any Acquired Company any rights to any invention, improvement, or discovery.

Except as set forth in Section 3.14(c) of the Disclosure Schedule, each Contract identified or required to be identified in Section 3.14(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, or other laws affecting creditors rights, or principles of equity.

Except as set forth in Section 3.14(d) of the Disclosure Schedule:

each Acquired Company is in full compliance with all applicable terms and requirements of each Contract;

to the Knowledge of Sellers and the Acquired Companies, each other Person that has any obligation or liability under any Contract is in full compliance with all applicable terms and requirements of such Contract;

no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to result in a violation or Breach by an Acquired Company or, to the Knowledge of Sellers and the Acquired Companies, any other Person who is a party to any Contract, or give any such Person or, to the Knowledge of Sellers and the Acquired Companies, any Acquired Company, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, non-renew, or modify, any Contract; and

no Acquired Company has given to or received from, any other Person, at any time since January 1, 2005 any written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice regarding any actual or alleged violation or breach of, or default under, any Contract.

Except as set forth in Section 3.14(e) of the Disclosure Schedule, none of the Acquired Companies is renegotiating or attempting to renegotiate, and, to the Knowledge of Sellers and the Acquired Companies, none of the other parties to any Contract, has given written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice to any of the Acquired Companies that such other party wishes to renegotiate, any territories covered by, scope of rights granted under, duration, amounts paid or payable by or to any Acquired Company, or any other material terms, under current or completed Contracts with any Person.

Insurance

Section 3.15(a) of the Disclosure Schedule lists each of the insurance policies described in Section 3.15(a)(i) below, and the Acquired Companies have delivered or made available to Buyer:

true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company with respect to his being a director of any Acquired Company, is or has been covered at any time within the two years preceding the date of this Agreement;

true and complete copies of all pending applications for policies of insurance; and

any written statement by the auditor of any Acquired Company’s financial statements received by any Acquired Company since January 1, 2005, with regard to the adequacy of such entity’s coverage or of the reserves for claims.

Section 3.15(b) of the Disclosure Schedule describes any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder.

Section 3.15(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years:

a summary of the loss experience under each policy;

a statement describing each claim under an insurance policy for an amount in excess of $250,000, which sets forth:

the name of the claimant;

a description of the policy by insurer, type of insurance, and period of coverage; and

the amount and a brief description of the claim; and

a statement describing the loss experience for all such claims that were self-insured, including the number and aggregate cost of such claims.

Except as set forth on Section 3.15(d) of the Disclosure Schedule:

All policies set forth in Section 3.15(a) of the Disclosure Schedule that are currently in effect are valid and enforceable against the Acquired Companies that are party thereto and the other party or parties thereto, except as enforceability may be affected by bankruptcy, insolvency, or other laws affecting creditors rights, or principles of equity.

Since January 1, 2005, no Acquired Company has received any written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice (A) denying coverage under any policy set forth in Section 3.15(a) of the Disclosure Schedule or stating that a defense will be afforded with reservation of rights or (B) of cancellation or that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

The Acquired Companies have paid, on or before the due date or within any applicable grace period, all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

The Acquired Companies have given notice to the insurer of all material claims that may be insured thereby.

Environmental Matters

Except as set forth in Section 3.16 of the Disclosure Schedule:

Each Acquired Company is, and at all times since January 1, 2005, has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Since January 1, 2005, no Acquired Company has received any written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice from:

any Governmental Body or private citizen acting in the public interest; or

the current or prior owner or operator of any Facilities;

of any actual or alleged violation or failure by the Acquired Company to comply with any Environmental Law, or of any obligation on the part of the Acquired Company to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company.

(i) the Acquired Companies have obtained and are in compliance with all Environmental Permits necessary for their operation as currently conducted and (ii) since January 1, 2002, no Acquired Company has been advised in writing by any Governmental Body of any actual or potential change in the status or terms and conditions of any Environmental Permit.

There are no pending or Threatened claims, Encumbrances, or other restrictions against the Acquired Companies:

resulting from any Environmental, Health, and Safety Liabilities; or

arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

Since January 1, 2005, no Acquired Company has received, any written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity by the Acquired Company, Hazardous Materials handled or stored by the Acquired Company, or any alleged or actual violation by the Acquired Company or failure by the Acquired Company to comply with any Environmental Law, or of any alleged or actual obligation by the Acquired Company to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Acquired Company, or any other Person for whose conduct the Acquired Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received by the Acquired Company.

No Acquired Company has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets in which any Acquired Company has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

There are no Hazardous Materials present on or in the Environment at the Facilities resulting from the operations of any Acquired Company, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. No Acquired Company has conducted any Hazardous Activity on or in the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an ownership or possessory interest.

There has been no Release by any of the Acquired Companies or, to the Knowledge of Sellers and the Acquired Companies, Threat of Release by any of the Acquired Companies, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed by any of the Acquired Companies from or by the Facilities, or by any of the Acquired Companies from or on any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

Sellers have delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company with Environmental Laws.

Employees

Section 3.17(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of an Acquired Company presently earning aggregate compensation of $100,000 or more per year (including each such employee on leave of absence or layoff status): (i) job title; (ii) current compensation paid or payable and any change in compensation since December 31, 2006; (iii) whether the employee is paid on a salary or hourly basis; (iv) vacation accrued; and (v) years of service.

To the Knowledge of Sellers and the Acquired Companies, except as set forth in Section 3.17(b) of the Disclosure Schedule, no vice president-level or higher-level employee of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement between such employee and any other Person (“Proprietary Rights Agreement”), that in any way materially restricts or is reasonably likely to materially restrict: (i) the performance of his or her duties as an vice president-level or higher employee of the Acquired Companies; or (ii) the ability of any Acquired Company to conduct its business in the Ordinary Course of Business, including any Proprietary Rights Agreement with any Seller or Acquired Company by any such employee. Except as provided in Section 3.17(b) of the Disclosure Schedule, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, no key employee of any Acquired Company intends to terminate his employment with any such Acquired Company.

Labor Relations; Compliance

Since January 1, 2005, no Acquired Company has been or is a party to any collective bargaining or other organized labor or similar Contract. Except as stated in Section 3.18 of the Disclosure Schedule, since January 1, 2005, there has not been, there is not presently pending or existing, and there is not Threatened against an Acquired Company: (a) any (i) strike, or (ii) collective slowdown, picketing, work stoppage, or employee grievance process; (b) any Proceeding against any Acquired Company that alleges a violation by any Acquired Company of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies, or their premises; or (c) any application for certification of a collective bargaining agent. To the Knowledge of Sellers and the Acquired Companies, no event has occurred or circumstance exists that is reasonably likely to result in any collective work stoppage or other collective labor dispute, in either case by organized labor. There is no lockout of any group of employees by the Acquired Companies, and no such action is contemplated by any Acquired Company. Except as stated in Section 3.18 of the Disclosure Schedule, since January 1, 2005 each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as stated in Section 3.18 of the Disclosure Schedule, no Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

Intellectual Property

Except as provided in Section 3.19(a) of the Disclosure Schedule, and except for Intellectual Property which is licensed from another Person pursuant to a valid and enforceable Contract required to be listed under Section 3.19(c) (other than off the shelf software that has not been modified or misused by any of the Acquired Companies), all Intellectual Property that is material to the operation of the business of any of the Acquired Companies is owned entirely by one or more of the Acquired Companies. Except as provided in Section 3.19(a) of the Disclosure Schedule, each item of Intellectual Property owned, licensed, or used by any of the Acquired Companies immediately prior to the Closing will be owned, licensed to, or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing, free and clear of any community property interests, equitable or other liens, pledges, security interests, mortgages or any claims of any Seller.

To the Knowledge of Sellers and the Acquired Companies, none of the Acquired Companies has in the last five (5) years infringed upon, misappropriated, or otherwise violated, and none of them does now, infringe, misappropriate, or otherwise violate, any Intellectual Property rights of any other Person. To the Knowledge of Sellers and the Acquired Companies, no other Person has in the last five (5) years infringed upon, misappropriated, or otherwise violated in any material respect any Intellectual Property rights of any of the Acquired Companies within North America.

Section 3.19(c) of the Disclosure Schedule identifies all (i) Intellectual Property owned by or licensed to any of the Acquired Companies that is material to the business of the Acquired Companies as presently conducted and (ii) each license, sublicense, or agreement that any of the Acquired Companies has granted to any other Person with respect to any such Intellectual Property; provided, however, that Section 3.19(c) of the Disclosure Schedule need not identify any licenses for off the shelf software that has not been modified or misused by any of the Acquired Companies.

Except as set forth in Section 3.19(d) of the Disclosure Schedule, the Acquired Companies have taken all actions necessary to maintain and protect all of the Intellectual Property of the Acquired Companies that is material to the business of the Acquired Companies as presently conducted.

Governmental Authorizations

The Acquired Companies currently have, and at all times since January 1, 2005 have had, in effect all material Governmental Authorizations necessary for them to own, lease, or operate their assets and to carry on their businesses as now conducted, including all Governmental Authorizations (whether or not material) that relate to the sale of alcoholic beverages. Except as described in Section 3.20 of the Disclosure Schedule, there has occurred no violation by any Acquired Company of, default by any Acquired Company under, or, to the Knowledge of Sellers and the Acquired Companies, event giving to any Governmental Body any right of termination, amendment, or cancellation of, with or without notice or lapse of time or both, any such Governmental Authorization. Except as described in Section 3.20 of the Disclosure Schedule, since January 1, 2005, no Acquired Company has received any written notice or other written communication or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, any oral notice or other oral communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization (which violation or failure has not been cured) or revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Governmental Authorization (which has not been cured).

Suppliers

Section 3.21 of the Disclosure Schedule sets forth a complete and accurate list of the ten largest suppliers of materials, products, or services to each Acquired Company (measured by the aggregate amount purchased by such Acquired Company) during the Acquired Companies’ most recently ended fiscal year. Except as set forth in Section 3.21 of the Disclosure Schedule, since January 1, 2007, none of such suppliers listed in Section 3.21 of the Disclosure Schedule has canceled, terminated, or otherwise materially altered (including any material reduction in the rate or amount of sales or material increase in the prices charged) or given written or, to the actual knowledge of Neil Kiefer or Bruce Clark, with no duty to investigate, oral notice to any Acquired Company of any intention to do any of the foregoing or otherwise Threatened to cancel, terminate, or materially alter (including any material reduction in the rate or amount of sales) its relationship with any Acquired Company.

Relationships with Related Persons

Each Seller represents, solely as to himself or herself, that except as set forth in Section 3.22 of the Disclosure Schedule, neither such Seller nor any Affiliate of such Seller has, or since January 1, 2005 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses or has or is a party to any Contract with, has any right or claim against, has had business dealings with, or a material financial interest in any transaction with, any Acquired Company.

Brokers or Finders

Neither the representing Seller nor his or her agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

No Liability From Property Transfers

Upon the Closing, none of the Acquired Companies will have any liabilities (contingent, unknown or otherwise) with respect to the property to be transferred as contemplated by Section 2.4(a)(v).

No Conflicts

Except as set forth in Section 3.25 of the Disclosure Schedule, the representing Seller is not bound by any agreement that would prevent any transaction contemplated by this Agreement.

Restricted Securities

The representing Seller acknowledges and agrees that the Chanticleer Shares are “restricted securities” with the meaning of the Securities Act, and the rules and regulations thereunder, and that, under the Securities Act and applicable regulations thereunder, such Chanticleer Shares may not be resold, pledged or otherwise transferred without registration under the Securities Act except in certain limited circumstances. The representing Seller acknowledges that (i) the Chanticleer Shares are being offered in a transaction exempt from registration under Section 5 of the Securities Act and applicable state securities laws, (ii) such Chanticleer Shares may not be offered, resold, pledged or otherwise transferred except (A) in a transaction meeting the requirements of Rule 144 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if Chanticleer so requests), (B) to Chanticleer or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction, and (iii) the representing Seller will be required to notify any subsequent purchaser from such representing Seller of the resale restrictions set forth in this Section 3.26(a).

The representing Seller acknowledges and agrees that (i) any registrar or transfer agent for the Chanticleer Shares will not be required to accept for registration of transfer any Chanticleer Shares except upon presentation of evidence reasonably satisfactory to Chanticleer that the restrictions on transfer under the Securities Act have been satisfied and (ii) any Chanticleer Shares in the form of definitive physical certificates will bear a legend substantially in the form set forth below:

THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND THE SECURITIES EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THE SECURITIES EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

Accredited Investor

The representing Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a).

The representing Seller is purchasing the Chanticleer Shares for his or her own account or for the account of one or more other accredited investors or as a fiduciary for the account of one or more entities, each of which is an accredited investor within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act, and for each of which it exercises sole investment discretion. The representing Seller has such knowledge and experience in financial and business matters that such representing Seller is capable of evaluating the merits and risks of purchasing the Chanticleer Shares.

The representing Seller is not acquiring the Chanticleer Shares with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided, however, that the disposition of the representing Seller’s property and the property of any accounts for which the representing Seller is acting as fiduciary shall remain at all times within the representing Seller’s control.

The representing Seller is a resident and domiciliary of the state or other jurisdiction as previously described to Chanticleer in writing.

Acknowledgment

Other than any representations and warranties by Buyer, if any, in the documents to be executed and delivered by Buyer under the terms of this Agreement, at or prior to the Closing, Sellers acknowledge that they are not relying on any representations or warranties by Buyer with respect to the transactions contemplated hereby except for the representations and warranties expressly provided in Section 4.1 through Section 4.10.

Election Acknowledgment

Each Option 1 Seller acknowledges that prior to the execution of this Agreement it had the opportunity to elect to be an Option 2 Seller with respect to some or all of its Shares and receive no equity consideration but more cash consideration than it will receive as an Option 1 Seller.

Each Option 2 Seller acknowledges that prior to the execution of this Agreement it had the opportunity to elect to be an Option 1 Seller with respect to some or all of its shares and receive less cash consideration but more equity consideration than it will receive as an Option 2 Seller.

Disclaimer

Without impacting any representations or warranties by Sellers in the Sellers’ Closing Documents, neither any Seller nor all of Sellers shall be deemed to have made to Buyer any representation or warranty as to the Ownership Interests or pertaining to this Agreement or any of the Acquired Companies other than as expressly made in Section 3.1 through Section 3.29. Without limiting the generality of the foregoing or impacting any representations or warranties by Sellers, if any, in the Sellers’ Closing Documents, and notwithstanding any otherwise express representations and warranties made in this Agreement, none of Sellers makes, and Sellers do not make, any representation or warranty to Buyer with respect to:

any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations; or

any other information or documents made available to Buyer or its counsel, accountants or advisors in any way pertaining to any Acquired Company except as expressly covered by a representation and warranty contained in Section 3.1 through Section 3.29.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller (except (i) Buyer represents and warrants solely to the Option 1 Sellers with respect to Sections 4.6, 4.7, 4.8, 4.9 and 4.10 and (ii) that the representations and warranties made in Sections 4.2 and 4.6 assume that the waiting period required by the SEC for the withdrawal of Chanticleer’s election to be regulated as a business development corporation under the Investment Company Act has expired and no comments from the SEC relating thereto remain outstanding) as follows:

Organization and Good Standing

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Authority; No Conflict

This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

any provision of Buyer’s Organizational Documents;

any resolution adopted by the board of directors or the stockholders of Buyer;

any Legal Requirement, Order or Governmental Authorization to which Buyer may be subject; or

any contract to which Buyer is a party or by which Buyer is bound.

Except as set forth in Section 4.2(c) of the Disclosure Schedule, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Brokers or Finders

Except for fees and expenses payable to Global Hunter Securities, LLC, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Acknowledgment

Other than any representations and warranties by Sellers, if any, contained in the Sellers’ Closing Documents, Buyer acknowledges that it is not relying on any representations or warranties by any or all Sellers with respect to the Ownership Interests or pertaining in any way to any of the Acquired Companies except for the representations and warranties expressly provided in Section 3.1 through Section 3.29.

Chanticleer Organization and Good Standing

Chanticleer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation. Chanticleer has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. Chanticleer is in full compliance with all of the terms and provisions of its certificate of incorporation (the “Chanticleer Charter”) and its bylaws. Chanticleer does not own or control, directly or indirectly, any investment or interest in any other corporation, partnership, limited liability company, association or other business entity other than Buyer and as disclosed in Chanticleer’s public filings with the SEC; provided, that Chanticleer will indirectly own 100% of the equity interests of HI upon consummation of the acquisition thereof.

Chanticleer Authority; No Conflict

The Chanticleer Shares have been duly authorized, and are validly issued, fully paid and nonassessable shares of Chanticleer Common Stock, and are free and clear of all claims, except as set forth in the Chanticleer Charter. The sale or delivery of any of the Chanticleer Shares is not subject to any preemptive right of stockholders of Chanticleer or to any right of first refusal or other right in favor of any person that has not been duly waived.

Capitalization

As of the date hereof, the authorized capital stock of Chanticleer consists of 100,000,000 shares of Chanticleer Common Stock, and 8,618,032 shares of Chanticleer Common Stock are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable. Between the date hereof and the Closing Date, Chanticleer may (i) effect a reverse stock split with respect to the outstanding shares of Chanticleer Common Stock, (ii) issue additional shares of Chanticleer Common Stock and warrants in connection with the Financing and/or (iii) issue additional shares of Chanticleer Common Stock, options or other equity rights in connection with equity compensation arrangements. Chanticleer has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of Chanticleer (whether or not Chanticleer is a party thereto). All of the outstanding securities of Chanticleer were issued in compliance with all applicable Federal and state securities laws. No Person has made any claim in writing for rescission of such Person’s purchase of securities of Chanticleer.

Securities Matters

As of the date of this Agreement, Chanticleer is a business development company, as defined in the Investment Company Act. Chanticleer is subject to the periodic reporting, proxy rules and other requirements of the Exchange Act. Chanticleer has been subject to the filing requirements of the Exchange Act for at least the past ninety (90) days prior to the date of this Agreement, and has timely filed all reports, statements or documents required to be filed under the Exchange Act in the last twelve (12) months. The reports and other filings made by Chanticleer in the last twelve (12) months pursuant to the Investment Company Act and the Exchange Act did not, at the time they were filed (or if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

No Material Adverse Effect

There is no Proceeding pending, or to the actual knowledge, with no duty to investigate, of the chief executive officer of Chanticleer threatened, against Chanticleer or any of its Subsidiaries that has had or would reasonably be expected to have, if determined adversely to Chanticleer, or any such Subsidiary, a Chanticleer Material Adverse Effect.

COVENANTS OF SELLERS AND THE ACQUIRED COMPANIES

Access and Investigation

Between the date of this Agreement and the Closing Date, each Acquired Company and its Representatives will (a) afford Buyer and its Representatives (including prospective financing sources and their Representatives) (collectively, “Buyer’s Advisors”) full and free access during normal business hours and on reasonable prior notice to each Acquired Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

Operation of the Businesses of the Acquired Companies

Except as expressly provided in this Agreement and except for the refinancing of the BofA Agreement as contemplated by Section 2.4(a)(xii) and the restructuring of the Wachovia Agreement as contemplated by Section 2.4(a)(xiii), between the date of this Agreement and the Closing Date, each Acquired Company will:

conduct the business of such Acquired Company only in the Ordinary Course of Business, unless previously consented to in writing by Buyer;

maintain all of the Acquired Companies’ material assets and properties, including Facilities, in good working order and condition (normal wear and tear excepted);

perform in all material respects all of its obligations under its Contracts;

keep in full force and effect present insurance policies or other comparable insurance coverage;

comply in all material respects with all Legal Requirements applicable to the Acquired Companies;

preserve intact the current business organization of each Acquired Company, and use commercially reasonable efforts to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, contractors, agents, and others having business relationships with such Acquired Company;

confer with Buyer concerning operational matters of a material nature;

otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company at Buyer’s reasonable request;

give any notices to third parties and use commercially reasonable efforts to obtain all consents set forth in Section 3.2(c) of the Disclosure Schedule;

except for a letter of intent and other documents and agreements with respect to the development of a new restaurant in Hillsborough County, Florida, not enter into any new material Contract (or modify, amend, terminate or waive any material right or obligation under any existing Contract) that is outside the Ordinary Course of Business or that would obligate any of the Acquired Companies to pay in excess of $250,000 or which is not terminable by the Acquired Companies upon 60 days notice without having to pay a fee, penalty or other amount, other than those Contracts contemplated by Section 2.4(a) hereof;

not declare, set aside or pay any dividends or other distributions to any holders of Shares, capital stock or any security convertible into, or exchangeable or exercisable for Shares or capital stock of any of the Acquired Companies, except cash dividends paid to Sellers in the Ordinary Course of Business;

not sell, assign, lease, license, or otherwise transfer or dispose of any of its assets or properties, except (i) in the Ordinary Course of Business or (ii) sales, assignments, leases, licenses, or other transfers of assets or properties with an aggregate consideration of less than $250,000 individually or $1,000,000 in the aggregate, or enter into, create or allow to be created or to exist any Encumbrances on its assets or properties, except Permitted Encumbrances;

not make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change of any method of Tax accounting, file any amended Tax Return without conferring with Buyer in advance, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension of waiver of the statute of limitations applicable to any material Tax claim or assessment;

other than as required by an applicable Legal Requirement or the terms of any Contract existing on the date hereof, without the prior written consent of Buyer, not make any change in, or accelerate the vesting of, the compensation or benefits payable or become payable to any director or vice president or higher level officer, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement, any Target Benefit Plan, or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Target Benefit Plan or otherwise; provided, however, that this paragraph (n) shall not prevent an Acquired Company from entering into or modifying at-will offer letters with new non-officer employees in the Ordinary Course of Business;

not (i) merge or consolidate with any other Person, (ii) make or incur any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business, (iii) make any capital investment in, any loan to, or any acquisition of the securities or all or any substantial portion of the assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business, or (iv) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business and in no event in excess of $1,000,000 in the aggregate;

not pay any amount to any third party with respect to any liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby) other than in the Ordinary Course of Business;

not take any action for its winding up, liquidation, dissolution, or reorganization or for the appointment of a receiver, administrator, or administrative receiver, trustee, or similar officer of all or any of its assets or revenues; and

not enter into any agreement containing any provision or covenant limiting in any respect its ability to (i) sell or buy any products or services to or from any other Person, (ii) engage in any line of business, or (iii) compete with any Person.

Required Approvals

As promptly as reasonably practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order for Sellers and the Acquired Companies to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate reasonably with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate reasonably with Buyer in obtaining all Consents, if any, identified in Section 4.2(c) of the Disclosure Schedule. Buyer shall pay any and all attorneys’ and other fees and costs relative to any alcoholic beverage license approvals, filings or amendments required because of the Contemplated Transactions.

Notification

Between the date of this Agreement and the Closing Date, Sellers (i) will promptly notify Buyer in writing if any Seller or any Acquired Company becomes aware of any fact or condition that causes a representation or warranty by Sellers or any Seller in Article 3 to be inaccurate, and (ii) may, at their option, deliver to Buyer a supplement to the Disclosure Schedule specifying the occurrence after the date of this Agreement of any new fact or condition that would cause a representation or warranty by Sellers or any Seller in Article 3 to be materially inaccurate had such representation or warranty been made as of the time that any Seller or any Acquired Company became aware of such fact or condition, or that is necessary to be disclosed to Buyer in order to make such representation and warranty correct in all material respects.

Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer if any Seller or any Acquired Company becomes aware of the occurrence of any Breach of any covenant of Sellers in this Article 5 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article 7 impossible or unlikely.

Except as provided in Section 5.4(a)(ii), no disclosure by any Seller or any Acquired Company pursuant to this Section 5.4 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Payment of Indebtedness by Related Persons

Except as expressly provided in this Agreement, each Seller, solely with respect to himself or herself, will cause all indebtedness owed to an Acquired Company by such Seller or any Affiliate of such Seller (other than the Acquired Companies) to be paid in full prior to Closing.

No Negotiation

Until such time, if any, as this Agreement is terminated pursuant to Article 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business or in accordance with Section 5.2(l)) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company (any such transaction, an “Acquisition Transaction”). The Acquired Companies, Seller Representative, and each Seller shall, and shall cause the Acquired Companies’ officers, directors, employees, Subsidiaries, and Affiliates to, (a) immediately cease and cause to be terminated any and all contracts, discussions, and negotiations with third parties regarding the foregoing, (b) immediately notify Buyer of any direct or indirect proposal to discuss, pursue, solicit, initiate, participate in, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding, an Acquisition Transaction with any Person other than Buyer or its Affiliates, or any inquiry or contact with any Person other than Buyer or its Affiliates with respect thereto which has been made as of the date hereof or is subsequently made, and the details of such contact (including the identity of the third party, or third parties and the specific terms and conditions discussed or proposed), and (iii) keep Buyer fully informed with respect to the status of the foregoing.

Insurance

Effective as of the Closing, the Acquired Companies shall purchase, and Buyer shall cause the Acquired Companies to purchase, an extended reporting period endorsement under the Acquired Companies’ existing directors’ and officers’ liability insurance coverage for the Acquired Companies’ directors and officers, which endorsement shall provide such directors and officers with coverage for a period of not less than six years commencing on the Closing Date, and which endorsement shall provide coverage amounts, terms, and conditions which are no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Acquired Companies with respect to acts or omissions occurring prior to or on the Closing Date. Fifty percent (50%) of the cost of such policy shall be paid by Sellers or shall reduce the amount otherwise payable to Sellers, in either case in connection with the Initial Adjustment Amount. Buyer and the Acquired Companies shall not terminate, modify or amend the terms of such endorsements in any manner.

Employee Matters

At or prior to the Closing, the Acquired Companies shall pay to each of Neil Kiefer, Bruce Clark and Sal Melilli all Sale Bonus Payments relating to the sale of the Acquired Companies under the terms of this Agreement and terminate and satisfy all outstanding obligations with respect to the Acquired Companies under each of the Sale Participation Agreements.

At or prior to the Closing, the Acquired Companies shall terminate and satisfy all outstanding obligations with respect to the Acquired Companies under each of (i) the Amended and Restated Executive Retirement Bonus Agreement with Neil G. Kiefer, dated October 13, 1999, (ii) the Amended and Restated Executive Retirement Bonus Agreement with Bruce W. Clark, dated October 13, 1999, and (iii) the Executive Retirement Bonus Agreement with Salvatore Melilli, dated September 12, 2006.

Charity Commitments

At or prior to the Closing, Sellers shall make all payments required to be made at such time and otherwise assume all liabilities and obligations as to the charity commitments listed in Exhibit 2.4(a)(ii)(D) (the “Charity Commitments”).

Commercially Reasonable Efforts

Between the date of this Agreement and the Closing Date, Sellers and the Acquired Companies will use their commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied; provided, however, that none of the Sellers or the Acquired Companies shall be deemed not to have used such commercially reasonable efforts solely because of any supplements to the Disclosure Schedule made in accordance with Section 5.4(a)(ii).

Assistance with Financing

The Acquired Companies and their Subsidiaries shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer including by (i) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; (iii) furnishing Buyer and its financing sources with historical financial information and similar information regarding the Acquired Companies and their Subsidiaries as may be reasonably requested by Buyer, including all historical financial statements and financial data of the type reasonably identified by Buyer as being required by Regulation S-X, Regulation S-K and Regulation D under the Securities Act, to use in connection with the Financing or any other financing transaction executed in connection with the transactions contemplated hereby (the “Required Financial Information”); (iv) cooperate with Buyer and its financing sources in providing business and financial projections regarding the Acquired Companies and their Subsidiaries as may be reasonably requested by Buyer; (v) using commercially reasonable efforts to obtain customary accountants’ comfort letters, legal opinions, surveys, affidavits, subordination and non-disturbance agreements, memoranda of leases, consents, waivers, title policies and commitments, and pay-off letters as may be reasonably requested by Buyer and its financing sources; provided, however, that the Acquired Companies shall not be required to request any opinion letter with respect to the HOA Agreements; (vi) executing and delivering, as of the Closing Date, such definitive financing documents as may be reasonably requested by Buyer; (vii) taking all corporate actions necessary to authorize the consummation of the Financing and to permit the proceeds thereof to be made available pursuant to the terms of the definitive agreements as to the Financing; (viii) reasonably facilitating the pledge of collateral and the perfection of the security interests therein; and (ix) taking all other actions reasonably requested by Buyer in connection with the Financing; provided, however, that notwithstanding the foregoing, (a) neither the Acquired Companies nor any of their Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or expense in connection with the Financing prior to the Closing Date, (b) neither the Acquired Companies nor any of their Subsidiaries shall be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect the Acquired Companies or any of their Subsidiaries as the issuer) and (c) neither the Acquired Companies nor their Representatives shall be required to take any of the foregoing actions where such actions would violate the attorney-client privilege or work product or similar doctrines of any one or more of Sellers or the Acquired Companies. Buyer and Chanticleer shall jointly and severally indemnify and hold harmless the Acquired Companies from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any one or more of them in connection with arrangement of the Financing that would not otherwise be or have been incurred by any one or more of the Acquired Companies. Without limiting the generality of the immediately preceding sentence, Buyer shall pay each of the Acquired Companies’ fees, charges, title premiums and expenses, and each portion of such fees, charges, title premiums and expenses, incurred in connection with the duties of the Acquired Companies under this Section 5.11 by the later of (a) fifteen (15) days after the Acquired Companies, or any of them, delivers a statement to Buyer or (b) the date when any such fees, charges, title premiums and expenses are due and payable under the invoice of the applicable service provider or other applicable third party, each with respect to any of such fees, charges, title premiums and expenses including, without limitation, the auditing fees and expenses of the Acquired Companies in excess of what the auditing fees and expenses of the Acquired Companies and Affiliates would have been (without regard to the requirements in connection with the Financing or the transactions under this Agreement) with respect to their financial statements as at and for the two years ended December 30, 2007 and any incremental costs for re-auditing the 2005 and 2006 financial statements.

Shares Held in Trust

Sellers shall not sell, assign or otherwise transfer the Shares held in the Seller Revocable Trusts out of the Seller Revocable Trusts until the earlier of (a) the sale, assignment and transfer to Buyer and HI of the Shares pursuant to Section 2.2(a) or (b) the termination of this Agreement pursuant to Article 9.

Powers of Attorney

At or prior to the Closing, Sellers shall cause the Acquired Companies to revoke all powers of attorney granted to Hooters-on-Location, Inc.

COVENANTS OF BUYER

Approvals of Governmental Bodies

As promptly as reasonably practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it in order for Buyer to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate reasonably with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions and cooperate reasonably with Sellers in obtaining all Consents identified in Section 3.2(c) of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or, except as otherwise contemplated in Section 4.2(c) and Section 5.3, to incur any expense or other burden to obtain a Governmental Authorization or other Consent.

Commercially Reasonable Efforts

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied; provided, however, that Buyer shall not be deemed not to have used such commercially reasonable efforts solely because of any supplements to the Disclosure Schedule made in accordance with Section 6.3(a)(ii).

Notification

Between the date of this Agreement and the Closing Date, Buyer (i) will promptly notify Seller Representative in writing if Buyer becomes aware of any fact or condition that causes a representation or warranty by Buyer in Article 4 to be inaccurate, and (ii) may, at its option, deliver to Seller Representative a supplement to the Disclosure Schedule specifying the occurrence after the date of this Agreement of any new fact or condition that would cause a representation or warranty by Buyer in Article 4 to be materially inaccurate had such representation or warranty been made as of the time that Buyer became aware of such fact or condition, or that is necessary to be disclosed to Seller Representative in order to make such representation and warranty correct in all material respects.

Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Except as provided in Section 6.3(a)(ii), no disclosure by Buyer pursuant to this Section 6.3 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Board of Directors

Immediately following the Closing, Buyer shall cause the board of directors of HI to consist of five (5) directors, of which three (3) directors will be chosen by Chanticleer, one (1) director will be chosen by the Option 1 Sellers if such Sellers elect to designate such a director, and one (1) director will be the chief executive officer of HI if such chief executive officer elects to be a director of HI. For as long as all Option 1 Sellers continue to hold, in the aggregate, not less than 50% of the shares of Chanticleer Common Stock issued to such Sellers at the Closing, Buyer shall cause one (1) director of HI to be chosen by the Option 1 Sellers if such Sellers elect to designate such a director, and one (1) director of HI to be the chief executive officer of HI if such chief executive officer elects to be a director of HI.

SEC Filings and Reports

Chanticleer will exercise its best efforts to file timely all reports required to be filed by Chanticleer under the Exchange Act or the Investment Company Act, or, if Chanticleer has no class of stock registered under Section 12(b) or 12(g) of the Exchange Act and is not otherwise required to file such reports under Sections 13 or 15(d) of the Exchange Act, it will, upon the reasonable request of any holder of the Chanticleer Common Stock issued pursuant to this Agreement, make publicly available such other information required under Rule 144 for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as any holder of such shares of Chanticleer Common Stock may reasonably request to the extent required from time to time to enable such holder to sell shares of Chanticleer Common Stock without registration under the Securities Act within the limitations of the exemptions provided by: (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time; or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any such holder, Chanticleer will deliver to holder a written statement as to whether it has complied with such requirements.

Registration Rights

If in connection with the Financing purchasers of Chanticleer Common Stock receive resale registration rights, each Option 1 Seller shall be entitled to participate on substantially the same terms and conditions as such purchasers in any resale shelf registration statement prepared in connection therewith. If in connection with the Financing purchasers of Chanticleer Common Stock receive “piggyback” registration rights on any registration statement filed by Chanticleer to register for sale to the public shares of Chanticleer Common Stock, each Option 1 Seller shall be entitled to participate on substantially the same “piggyback” rights as such purchasers in any such registration statement, subject to usual and customary cutbacks for transactions of that nature. If in connection with the Financing purchasers of Chanticleer Common Stock receive demand registration rights, each Option 1 Seller shall be entitled to “piggyback” on such demand registration rights, subject to usual and customary cutbacks for transactions of that nature.

Refunds and Rebates

Because of the obligations of Sellers under the Assumption Agreement, Sellers shall be entitled to any refund of premium, rebate, refund or other sum paid to any of the Acquired Companies with respect to any or all of the worker’s compensation insurance policies and programs listed in the Assumption Agreement. Buyer shall pay to each Seller such Seller’s Adjusted Percentage Share of any such amount, within five Business Days after the receipt of such amount by any Acquired Company, by delivery of immediately available funds to an account designated by each of Sellers. Despite anything to the contrary in this Section 6.7, none of Sellers shall be entitled to any payment under this Section 6.7 to the extent that a premium, rebate, refund or other sum described in this Section 6.7 is recorded as a current asset in the final determination of Net Working Capital under Section 2.5.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Accuracy of Representations

All of Sellers’ representations and warranties in Article 3 and all of the Seller Individual Representations (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (in each case without regard to any notifications or supplements made in accordance with Section 5.4), except that those representations and warranties that are qualified by materiality or relate to a “Material Adverse Change” and those representations and warranties set forth in Sections 3.3, 3.26 and 3.27 must be accurate in all respects (in each case without regard to any notifications or supplements made in accordance with Section 5.4).

Sellers’ Performance

All of the covenants and obligations that Sellers or the Acquired Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

Each document required to be delivered by Sellers and each other obligation of Sellers pursuant to Section 2.4(a) must have been delivered or satisfied, and each of the other covenants and obligations in Sections 5.3, 5.5, 5.6, 5.8, 5.9, 5.12 and 5.13 must have been performed and complied with in all respects.

Consents

Each of the Consents identified in Sections 3.2(c) and 3.2(d) of the Disclosure Schedule must have been obtained and must be in full force and effect (except to the extent that the terms of Sections 3.2(c) and 3.2(d) of the Disclosure Schedule expressly provide that such Consents shall not be obtained by the Acquired Companies at or prior to the Closing), each of the notices identified in Sections 3.2(c) and 3.2(d) of the Disclosure Schedule must have been given (except to the extent that Sections 3.2(c) and 3.2(d) of the Disclosure Schedule expressly provide that such notices will not be given by the Acquired Companies at or prior to the Closing), and the waiting period required by the SEC for the withdrawal of Chanticleer’s election to be regulated as a business development corporation under the Investment Company Act of 1940, as amended, shall have expired and no comments relating thereto from the SEC shall remain outstanding.

Additional Documents

Sellers must have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (a) evidencing the accuracy of Sellers’ representations and warranties and each of the Seller Individual Representations under the certificate described in Section 2.4(a)(ii)(L), (b) evidencing the performance by Sellers of, or the compliance by, the Sellers with, any covenant or obligation required to be performed or complied with by such Seller, (c) evidencing the satisfaction of any condition referred to in this Article 7, or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

No Proceedings

No Proceeding shall be pending before any Governmental Body wherein an unfavorable Order would (a) prevent consummation of any of the Contemplated Transactions, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of Buyer to own directly or indirectly the Shares and to control the Acquired Companies, or (d) adversely affect the right of the Acquired Companies to own their assets and to operate their businesses.

No Claim Regarding Stock Ownership or Sale Proceeds

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies (except in respect of any such claim, in connection with Hooters of Manhattan, Ltd., by Richard Yudenfriend (or any of his heirs or assigns) or Hootrich LLC (or any of its members, successors, Affiliates, or assigns) or (b) is entitled to all or any portion of the Aggregate Purchase Price payable for the Shares.

No Prohibition

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Financing

Buyer will have obtained financing as of the Closing sufficient to consummate the Contemplated Transactions and to fund the working capital requirements of the Acquired Companies after the Closing on terms reasonably satisfactory to Buyer (the “Financing”), and Buyer shall have received replacement letters of credit for those letters of credit listed on Exhibit 7.8.

Acquired Companies Performance

Since December 31, 2006, there shall not have been any event, Proceeding, development, or occurrence which had, or could reasonably be expected to have, a Material Adverse Change.

Employment Agreements

Buyer shall have received employment agreements executed by each of Neil Kiefer, Bruce Clark and Sal Melilli, on the terms and conditions satisfactory to Buyer (the “Employment Agreements”), which Employment Agreements shall be in full force and effect.

Sale Bonus Payment Releases

Buyers shall have received releases in the form of Exhibit 7.11 (the “Sale Bonus Payment Releases”) executed by each of Neil Kiefer, Bruce Clark and Sal Melilli of all rights pursuant to his Sale Participation Agreement, which Sale Bonus Payment Releases shall be in full force and effect.

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller Representative on behalf of the Sellers, in whole or in part):

Accuracy of Representations

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (in each case without regard to any notifications or supplements made in accordance with Section 6.3), except that those representations and warranties that are qualified by materiality and those representations and warranties set forth in Section 4.8 must be accurate in all respects (in each case without regard to any notifications or supplements made in accordance with Section 6.3).

Buyer’s Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have made the cash payments and grants of Chanticleer Common Stock required to be made by Buyer pursuant to Section 2.2(b), Section 2.4(b)(i), and Section 2.4(b)(iii).

Additional Documents

Buyer must have delivered such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer under the certificate described in Section 2.4(b)(ii)(E), (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or (iii) evidencing the satisfaction of any condition referred to in this Article 8.

No Proceedings

No Proceeding shall be pending before any Governmental Body wherein an unfavorable Order would (a) prevent consummation of any of the Contemplated Transactions, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

No Prohibition

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Seller or any Person affiliated with any Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

TERMINATION

Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

by either Buyer or Seller Representative if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(i) by Buyer if satisfaction of any of the conditions in Article 7 is or becomes impossible (other than through the willful failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller Representative, if satisfaction of any of the conditions in Article 8 is or becomes impossible (other than through the willful failure of Sellers to comply with their obligations under this Agreement) and Seller Representative has not waived such condition on or before the Closing Date;

by mutual consent of Buyer and Seller Representative;

by either Buyer or Seller Representative if the Closing has not occurred (other than through the willful and material failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before July 31, 2008, or such later date as the parties may agree upon in writing;

by Buyer if any supplement to the Disclosure Schedule is made pursuant to Section 5.4(a)(ii); or

by Seller Representative if any supplement to the Disclosure Schedule is made pursuant to Section 6.3(a)(ii).

Effect of Termination

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the willful Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s willful failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

INDEMNIFICATION; REMEDIES

Survival; Right to Indemnification Not Affected by Knowledge

All representations and warranties (including, for such purposes, the Disclosure Schedule), covenants and obligations in this Agreement will survive the Closing subject to the limitations in this Article 10. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether on, before or after the Closing Date with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Indemnification and Payment of Damages by Sellers

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including, except to the extent limited under Section 10.8, costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), to the extent caused by:

any Breach of any representation or warranty made by Sellers (but not any Breach of any Seller Individual Representation) on the date of this Agreement in Article 3 (including, for such purposes, the Disclosure Schedule as it exists on the date of this Agreement) or in the certificate delivered by Sellers at the Closing pursuant to Section 2.4(a)(ii)(L) (other than any Breach of any Seller Individual Representation);

any Breach by Sellers or the Acquired Companies of any covenant or obligation of Sellers or the Acquired Companies in this Agreement; provided, however, that no Seller shall have any obligation to indemnify or hold harmless any Buyer Indemnified Person after the Closing for any Breach of the covenants or obligations set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.10 or 5.11;

any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by Sellers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

any Indebtedness Payoff Amount and Sellers’ Expenses that are not set forth in the Initial Payment Certificate;

any (i) amount drawn by the beneficiary under, and any fees, expenses or other amounts payable with respect to, any letter of credit listed in Exhibit 2.4(a)(ii)(I), and (ii) amount drawn by the beneficiary under any letter of credit listed in Exhibit 7.8, but (A) in the case of the first letter of credit listed in Exhibit 7.8, only with respect to worker’s compensation injuries or claims that arose or the basis of which arose prior to the Closing Date, or (B) in the case of any other letter of credit listed in Exhibit 7.8, only with respect to a claim by the landlord, that arose or the basis of which arose prior to the Closing Date, under the lease agreement to which the letter of credit applies; or

relating to any liabilities, obligations, or other Damages of whatever kind or nature assigned or assumed under the Assumption Agreement (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes assumed under the Assumption Agreement.

Indemnification and Payment of Damages by an Individual Seller

Each Seller, solely with respect to himself or herself, will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages to the extent caused by:

any Breach of any Seller Individual Representation made by such Seller; or

any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Seller individually (or any Person acting on such Seller’s behalf), and not made by or on behalf of all Sellers, in connection with any of the Contemplated Transactions.

Indemnification and Payment of Damages by Buyer and Chanticleer

Buyer and Chanticleer will jointly and severally indemnify and hold harmless each Seller, and such Seller’s heirs, successors, and assigns (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of any Damages to the extent caused by:

any Breach of any representation or warranty made by Buyer on the date of this Agreement in Article 4 or in the certificate delivered by Buyer at Closing pursuant to Section 2.4(b)(ii)(E);

any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; provided, however, that Buyer and Chanticleer shall have no obligation to indemnify or hold harmless any Seller Indemnified Person after the Closing for any Breach of the covenants or obligations set forth in Sections 6.1, 6.2 and 6.3; or

any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

Exclusive Remedy

Except to the extent of fraud by Sellers and as provided in the Sellers’ Closing Documents, the remedies provided in Section 10.2 (subject to the limitations of this Article 10) will be the sole and exclusive remedies against Sellers with respect to any of the Breaches or claims described in such Section or otherwise arising against Sellers under, out of or relating to this Agreement.

Except to the extent of fraud by an individual Seller and as provided in the Sellers’ Closing Documents, the remedies provided in Section 10.3 (subject to the limitations of this Article 10) will be the sole and exclusive remedies against such Seller with respect to any of the Breaches or claims described in such Section or otherwise arising solely against such Seller under, out of or relating to this Agreement.

Except to the extent of fraud by Buyer and as provided in the Sellers’ Closing Documents, the remedies provided in Section 10.4 (subject to the limitations of Article 10) will be the sole and exclusive remedies against Buyer and Chanticleer with respect to any of the Breaches or claims described in such Section or otherwise arising under, out of or relating to this Agreement.

Time Limitations

Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty (other than those in Sections 3.2(a), 3.2(b)(iii), 3.3, 3.9, 3.24, 3.25, 3.26 and 3.27 (each a “Sellers Fundamental Representation” and, collectively the “Sellers Fundamental Representations”)) made by Sellers, unless on or before the eighteen month anniversary of the Closing Date, Buyer gives notice to Seller Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. No Seller will have liability (for indemnification or otherwise) with respect to any representation or warranty (other than any Sellers Fundamental Representations) made solely by such Seller with respect to himself or herself, unless on or before the eighteen month anniversary of the Closing Date, Buyer gives notice to such Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim for Breach of any Sellers Fundamental Representation may be made at any time within the applicable statute of limitations plus 90 days provided that Buyer has given notice of such claim, within such time, to Seller Representative (in the case of a breach of a Sellers Fundamental Representation by Sellers) or to the representing Seller (in the case of a breach of a Sellers Fundamental Representation made solely by such Seller as to himself or herself). All claims for Breach of covenants survive in accordance with their terms subject to the limitations of this Article 10.

Other Limitations

Deductible

Sellers will have no liability with respect to the matters described in Section 10.2(a) until the total of all Damages with respect to the matters described in Sections 10.2 and 10.3 exceeds $300,000 (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible; provided, however, the Deductible will not apply to (i) any fraudulent Breach by Sellers of any of the representations and warranties in Article 3, or (ii) any Breach of any Sellers Fundamental Representations.

Maximum Liability

Notwithstanding anything contained in this Agreement or otherwise to the contrary, the maximum aggregate liability of all Sellers with respect to the matters described in Sections 10.2(a) and 10.3(a) shall not exceed 14.25% of the Aggregate Purchase Price (the “Cap”), and the maximum liability of each Seller under the Cap shall not exceed such Seller’s Adjusted Percentage Share of the Cap; provided, however, that the Cap shall not apply to (i) any Breach of any Sellers Fundamental Representations, or (ii) any fraudulent Breach of any of the representations and warranties in Article 3.

Insurance

None of the Buyer Indemnified Persons shall be entitled to any remedy for any Breach of any representation, warranty, covenant or agreement to the extent that insurance proceeds have been received by any or all of the Buyer Indemnified Persons and the amount of such insurance proceeds shall be an offset against such claim; provided, however, that the Buyer Indemnified Persons have no obligation hereunder to seek insurance proceeds or make any insurance claim.

Letter of Credit

None of Sellers shall be personally liable for any Breach of any representation, warranty, covenant or agreement of any Seller or Sellers, or any payment required to be made by Sellers under Section 2.8, to the extent that proceeds under the Letter of Credit have been received by any or all of the Buyer Indemnified Persons, or proceeds are available to any or all of the Buyer Indemnified Persons under the terms of the Letter of Credit, with respect to such Breach or required payment.

Net Working Capital Determination; and EBITDA Determination

Despite anything to the contrary in this Article 10, none of Sellers shall have any liability with respect to a claim under this Article 10 to the extent and solely to the extent that the amount of such claim is taken into account by a current liability recorded in the final determination of Net Working Capital under Section 2.5. Despite anything to the contrary in this Article 10, none of Sellers shall have any liability with respect to a claim under this Article 10 to the extent and solely to the extent that the amount of such claim is taken into account by an EBITDA Adjustment Amount.

Procedure for Indemnification—Third Party Claims

Promptly after receipt by an indemnified party under Section 10.2, 10.3, or 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, provided that if Sellers are the indemnifying party under Section 10.2 then Buyer need only give notice to Seller Representative and Seller Representative shall take all actions for Sellers as an indemnifying party pursuant to this Section 10.8 with respect to such Proceeding. Failure to give notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party, subject to the terms of Section 10.10, will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification (to the extent not covered by the Letter of Credit) with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party at any time within thirty (30) days after the indemnified party has given notice of the commencement of such Proceeding and, after notice from the indemnifying party to the indemnified party of its election to assume the exclusive defense of such Proceeding, the indemnifying party will not, as long as it conducts such defense with reasonable diligence, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than as expressly set forth in this Section 10.8. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent (which may not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Legal Requirements that would reasonably be expected to adversely affect the Acquired Companies in any material respect or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, (iii) the indemnified party may participate in the defense, settlement or compromise of the Proceeding and employ separate counsel at its sole expense except as expressly provided in this Section 10.8, and (iv) the indemnifying party shall consult with the indemnified party and take into account the advice and opinions of the indemnified party and its counsel in the conduct of such defense or settlement, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if: (A) the indemnified party reasonably believes that the there is a reasonable likelihood of a conflict of interest between the indemnifying party and the indemnified party or (B) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after the indemnifying party has received notice of the institution of such Proceeding. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

Notwithstanding the foregoing, if an indemnified party determines in good faith after consulting with counsel that (i) there is a reasonable probability that a Proceeding may adversely affect the indemnified party or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) there is a conflict of interest that would prevent the indemnifying party from fully or adequately representing the indemnified party’s interests with respect to a Proceeding, (iii) the indemnifying party assumes such defense but fails to conduct the defense of such Proceeding with reasonable diligence or (iv) the indemnifying party declines to direct the defense of any such claims or Proceeding pursuant to this Section 10.8 or withdraws from such defense, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will be entitled to participate in such Proceedings at its own expense. The indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Buyer Indemnified Person for purposes of any claim that a Seller Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

Procedure for Indemnification--Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought provided that that if Sellers are the indemnifying party under Section 10.2, Buyer need only give notice to Seller Representative (and any persons who are designated to receive copies of any notices to Seller Representative under Section 12.3) and Seller Representative shall take all actions for Sellers as an indemnifying party pursuant to this Section 10.9 with respect to any claim hereunder.

Tax Matters

Tax Indemnification. Sellers shall indemnify, save and hold Buyer harmless from and against any and all (i) Taxes of the Acquired Companies with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet (rather than in any notes thereto) included in the Net Working Capital Statement and taken into account in calculating Net Working Capital at Closing, (ii) the unpaid Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (iii) any Taxes arising from or related to the sale, distribution or other transfer of the real properties as described in Section 2.4(a)(v) under the terms of such Section. For purposes of the preceding sentence, except as provided in the following sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax Period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Tax Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Tax Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax Period ended on the Closing Date. Taxes for Tax Periods or portions thereof ending on or before the Closing Date shall be determined without regard to any items of deduction, loss or credit attributable to the effectuation of this Agreement, to the extent paid directly or indirectly by Buyer.

Transfer Taxes. All transfer Taxes, if any, arising out of or in connection with the Contemplated Transactions shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer Taxes. Buyer, the Acquired Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in the preparation, execution and filing of, all Tax Returns, applications or other documents regarding any transfer Taxes that become payable in connection with the Contemplated Transactions.

Responsibility for Filing Tax Returns.

Tax Periods Ending On or Before the Closing Date. The Seller Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Seller Representative shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other Tax items for such period on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Acquired Companies to Sellers for such periods. Taxes for Tax periods or portions thereof ending on or before the Closing Date shall be determined without regard to any items of deduction, loss or credit of the Acquired Companies attributable to the effectuation of this Agreement, to the extent paid directly or indirectly by Buyer.

Straddle Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Acquired Companies for any Straddle Period. For purposes of this Section 10.10(c)(ii), Taxes shall be allocated in the manner set forth in Section 10.10(a). Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods, that amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet (rather than in any notes thereto) included in the Net Working Capital Statement and taken into account in calculating Net Working Capital as of the Closing Date.

Cooperation on Tax Matters. Buyer, Sellers, Seller Representative and the Acquired Companies shall cooperate reasonably, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Sellers, Seller Representative and the Acquired Companies agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body, (ii) to deliver or make available to Buyer, within 60 days after the Closing Date, copies of all such books and records, and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, Sellers, Seller Representative and the Acquired Companies, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Buyer, Sellers and Seller Representative further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Tax Claims. If, subsequent to the Closing, any of Buyer, the Acquired Companies, or Sellers receives notice of a claim by any Governmental Body that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within 15 days after receipt of such notice, Buyer, the Acquired Companies, Seller Representative, as the case may be, shall give notice of such Tax Claim to the other parties. Seller Representative shall have the right to control the conduct and resolution of any such Tax Claim for which Sellers agree that any resulting Tax is covered by the indemnity provided in Section 10.10(a) hereof; provided, however, that if the resolution of any such Tax Claim (or any portion thereof) may affect the Taxes of any Acquired Company for a post-Closing Tax Period, then Seller Representative and Buyer shall jointly control the conduct and resolution of such Tax Claim (or portion thereof) and in no event shall either such party settle or otherwise resolve any such Tax Claim without the written consent of the other party, which shall not be unreasonably withheld or delayed. Seller Representative and Buyer shall jointly control the conduct and resolution of any Tax Claim relating to a Straddle Period. If Seller Representative elects not to control the conduct and resolution of any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, or to participate in the conduct and resolution of any Tax Claim relating to a Straddle Period, Seller Representative shall notify Buyer in writing and Buyer shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that Buyer shall keep Seller Representative informed of all developments on a timely basis. Each party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

S Corporation Status. Neither the Acquired Companies nor Sellers will revoke the Acquired Companies’ elections to be taxed as S corporations within the meaning of Sections 1361 and 1362 of the Code. Neither the Acquired Companies nor Sellers will take or allow any action, or fail to take or allow any action, that would result in the termination of the Acquired Companies’ status as validly electing S corporations within the meaning of Sections 1361 and 1362 of the Code.

Section 338(h)(10) Election.

Buyer (and to the extent necessary, the Acquired Companies) and Sellers jointly shall make timely and irrevocable elections under Section 338(h)(10) of the Code with respect to Buyer’s acquisition of the Shares pursuant to this Agreement and, if permissible, similar elections under any applicable state and local Tax laws (collectively, the “Section 338 Elections”). Buyer and Sellers agree not to take any action that could cause the Section 338 Elections to be invalid, and shall take no position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local law.

As soon as practicable hereafter, Buyer shall prepare Internal Revenue Service Form 8023 and any similar forms necessary to effectuate the Section 338 Elections under applicable state and local laws (collectively, the “Section 338 Election Forms”). Sellers shall cooperate with Buyer in the preparation of the Section 338 Election Forms and shall deliver duly completed, executed copies thereof on the Closing Date. Buyer and Sellers shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338 Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state and local Tax Laws.

Within one hundred twenty (120) days after Closing, Buyer shall prepare a determination of the Aggregate Deemed Sales Price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338) and a proposed allocation of the ADSP among the assets of the Acquired Companies (the “Proposed Allocation”) and shall deliver the Proposed Allocation to the Seller Representative, together with a copy of any appraisals on which the Proposed Allocation is based. Buyer and the Seller Representative shall consult in good faith with regard to the determination of the ADSP and the Proposed Allocation, provided, however, that the Seller Representative shall accept Buyer’s determination of the ADSP and the Proposed Allocation, to the extent that the ADSP and Proposed Allocation are reasonable and consistent with applicable law (as finally agreed, the “Final Allocation”). As soon as practicable after determination of the Final Allocation, Buyer shall prepare consistently therewith Internal Revenue Service Form 8883 and any similar forms required by applicable state and local Tax laws (collectively, the “Section 338 Allocation Forms”), and promptly deliver copies of the Section 338 Allocation Forms to the Seller Representative.

Buyer, the Acquired Companies and Sellers shall file all Tax Returns (including but not limited to the Section 338 Election Forms and the Section 338 Allocation Forms) consistent with the Final Allocation and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local law.

Buyer shall bear all costs and expenses of preparing the Section 338 Election Forms, the Proposed and Final Allocations and the Section 338 Allocation Forms, other than costs and expenses incurred by Sellers or the Seller Representative in connection with their review and execution thereof.

SELLER REPRESENTATIVE

Appointment

Each of Sellers, by the execution of this Agreement, hereby appoints Seller Representative as the agent, proxy and attorney in fact (coupled with an interest) for Sellers for the limited purposes of Seller Representative expressly set forth in this Article or elsewhere in this Agreement.

Authority

Seller Representative shall have the full power and authority on Sellers’ behalf (a) to disburse to Sellers any funds received under this Agreement for the benefit of Sellers, and (b) to take all actions permitted to be taken by or on behalf of Sellers, and to bind Sellers, under Section 2.5, Section 2.6, Section 2.7, Section 2.8, Article 8, Article 9, Article 10 (other than Section 10.3), Section 12.3, Section 12.4, Section 12.5 and Section 12.11 of this Agreement. For the avoidance of doubt, under no circumstances shall Seller Representative be entitled to enter into any amendment of or modification to this Agreement, waive any provision of this Agreement, or assign any of the rights of any Seller under this Agreement or with respect to any of the Contemplated Transactions. Except to the extent that Seller Representative violates the authority of Seller Representative under this Article 11, no Seller shall have the right, against Buyer Indemnified Persons, to object, dissent, protest or otherwise contest the same; provided, however, that Seller Representative shall not take any such action where such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto and other than such disproportionate effects resulting from a Seller’s election to be an Option 1 Seller and not an Option 2 Seller, or to be an Option 2 Seller and not an Option 1 Seller, as applicable.

Authorized Actions

Each Seller agrees that Buyer shall be entitled to rely on any action taken by Seller Representative, on behalf of Sellers, pursuant to Section 11.2 (an “Authorized Action”). All decisions and actions by Seller Representative (to the extent expressly authorized by this Agreement) shall be binding upon all of Sellers. Buyer agrees that Seller Representative, in the capacity as Seller Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith.

Resignation and Removal

Seller Representative may resign by giving not less than 60 days notice to Buyer and the other Sellers. Sellers may remove Seller Representative provided that one or more Sellers have given Seller Representative and Buyer written notice of such removal not less than 10 days prior to such removal. Upon any resignation, removal or death of Seller Representative, Sellers shall designate another Seller Representative and shall give Buyer prompt written notice of such designation (and in no event later than ten days after such designation).

GENERAL PROVISIONS

Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

Public Announcements

Unless consented to by the other parties in advance or required by Legal Requirements, the New York Stock Exchange, NASDAQ, AMEX or any other national securities exchange or as necessary or advisable in connection with the Financing, prior to the Closing, Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, and after the Closing, Sellers and Buyer shall, and Buyer shall cause the Acquired Companies to, keep this Agreement strictly confidential and, except as may be required by law, the New York Stock Exchange, NASDAQ, AMEX or any other national securities exchange or with respect to any Proceeding concerning this Agreement, shall not make any disclosure of this Agreement or any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions to any Person except to their respective advisors, agents and sources of financing who have a need to know.

Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given, delivered and received when (a) delivered by hand (with written confirmation of receipt) or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Sellers:

Pamela W. Blakely
1287 Osprey Trail
Naples, FL 34105

-and-

17140 El Mirador
Rancho Santa Fe, California 92067
Gilbert Di Giannantonio
3717 Woodridge Place
Palm Harbor, FL 34684

Paulette Di Giannantonio
3717 Woodridge Place
Palm Harbor, FL 34684

Edward C. Droste
136 Midway Island
Clearwater, FL 33767

Dennis Johnson
277 Aberdeen St.
Dunedin, FL 34698

Susan Johnson
302 Garner Dr.
Waverly, IA 50677

Eleanor Ranieri
949 Skye Lane
Palm Harbor, FL 34683

William Ranieri
949 Skye Lane
Palm Harbor, FL 34683

Linda H. Rice
19501 Angel Lane
Odessa, FL 33556

with a copy to:

Carlton Fields, P.A.
Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard
Tampa, Florida 33607-5736
Attention: Nathaniel L. Doliner

Buyer:

Wise Acquisition Corp.
4201 Congress Street, Suite 145
Charlotte, NC 28209
Attention: Michael Pruitt

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Attention: James P. Beaubien
Jason H. Silvera

Chanticleer:

Wise Acquisition Corp.
4201 Congress Street, Suite 145
Charlotte, NC 28209
Attention: Michael Pruitt

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Attention: James P. Beaubien
Jason H. Silvera

Seller Representative:

Brandon Realty Venture, Inc.
John Blakely
1287 Osprey Trail
Naples, Florida 34105

-and-

Brandon Realty Venture, Inc.
Edward Droste
c/o Provident Advertising & Marketing, Inc.
107 Hampton Road, Suite 120
Clearwater, Florida 33759

with a copy to:

Carlton Fields, P.A.
Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard
Tampa, Florida 33607-5736
Attention: Nathaniel L. Doliner

Jurisdiction; Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement: (a) if brought by any Buyer Indemnified Person against Sellers, Seller Representative, or any Seller, shall be brought, except as provided in Section 10.8(d), solely in the courts of the State of Florida located in Pinellas County, Florida, or, alternatively, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, Tampa Division; or (b) if brought by any Seller, by Sellers or by Seller Representative against Buyer, shall be brought solely in the courts of the State of New York, or, alternatively, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

Further Assurances

The parties agree (a) to execute and deliver to each other such other documents, and (b) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the terms of this Agreement.

Waiver

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) any waiver of a claim or right arising out of this Agreement is effective only if such waiver is in a writing signed by the party against which or whom the waiver is being asserted; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Entire Agreement and Modification

Without impacting any provisions of the Sellers’ Closing Documents or other agreements expressly contemplated to be entered into in connection herewith, this Agreement supersedes all prior agreements between the parties, and all prior representations, warranties or other assurances, with respect to its subject matter or with respect to the Acquired Companies and Shares and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party or parties that would be affected by such amendment.

Assignments, Successors, and No Third-Party Rights

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer provided that Buyer shall remain liable for all representations, warranties, covenants, obligations and agreements of Buyer under this Agreement and for all obligations of HI to purchase the Remaining Companies Interests under the terms of this Agreement; provided, however, that Buyer may collaterally assign this Agreement and any or all rights or obligations hereunder (including Buyer’s right to seek indemnification hereunder) to any Person from which Buyer or one of its Affiliates have borrowed money in order to enter into and consummate the transactions under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the parties’ respective heirs, successors and permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns.

Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section Headings, Construction

The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section,” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Governing Law

This Agreement and all claims arising out of or relating to it will be governed by the laws of the State of New York, and federal law as applied by courts located in the State of New York or the Second Circuit Court of Appeals, without regard to conflicts of laws rules or principles that would result in the application of the laws of any jurisdiction other than the laws of the State of New York and such federal law.

Legal Representation.

Each Seller hereby agrees and acknowledges that such Seller has had the opportunity to consult his or her own counsel with regard to this Agreement, its contents, the Contemplated Transactions and the related documents.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[signature pages follow]

The parties have executed and delivered this Agreement as of the date first written above.

BUYER:	ACQUIRED COMPANIES:

Wise Acquisition Corp.	HOOTER’S, INC.
HOOTER’S II, INC.
HOOTERS III, INC.
By:	HOOTERS MANAGEMENT CORPORATION
Name:	HOOTERS OF AURORA, INC.
Title:	HOOTERS OF BRANDON, INC.
HOOTERS OF CHANNELSIDE, INC.
HOOTERS OF CLEARWATER, INC.
HOOTERS OF CRYSTAL LAKE, INC.
HOOTERS OF DOWNERS GROVE, INC.
CHANTICLEER (solely for purposes of Section 5.11,	HOOTERS OF JOLIET, INC.
Section 6.5, and Article 10):	HOOTERS OF LANSING, INC.
Chanticleer Holdings, Inc.	HOOTERS OF MANHATTAN, INC.
HOOTERS OF MANHATTAN, LTD.
HOOTERS OF MELROSE PARK, INC.
By:	HOOTERS OF NORTH TAMPA, INC.
Name:	HOOTERS OF OAK LAWN, INC.
Title:	HOOTERS OF ORLAND PARK, INC.
HOOTERS OF PORT RICHEY, INC.
HOOTERS OF SOUTH TAMPA, INC.
HOOTERS OF SPRING HILL, INC.
HOOTERS OF WELLS STREET, INC.
SELLER REPRESENTATIVE:	HOOTERS ON GOLF, INC.
Brandon Realty Venture, Inc.	HOOTERS ON HIGGINS, INC.
HOOTERS ON ROOSEVELT, INC.
HTRS SERVICES CORP.
By:
Name:	By:
Title:	Neil Kiefer
Chief Executive Officer and President

[ signature page of Sellers follows]

SELLERS:

PAMELA BLAKELY, individually	DENNIS JOHNSON, individually

EDWARD C. DROSTE, individually	SUSAN G. JOHNSON, individually, and as trustee of The Susan G. Johnson Revocable Living Trust dated September 7, 2006

GILBERT DI GIANNANTONIO, individually, and as trustee of his Di Giannantonio Revocable Trust	ELEANOR RANIERI, individually, and as co-trustee of each of the Ranieri Revocable Trusts

PAULETTE DI GIANNANTONIO, individually, and as co-trustee of each of the Di Giannantonio Revocable Trusts	WILLIAM RANIERI, individually, and as co-trustee of each of the Ranieri Revocable Trusts

LINDA RICE, individually